Exhibit 1.2

CENTURY COMMERCIAL BANCORP, INC.

(a Maryland corporation)

Up to                      Shares

(Subject to Increase Up to                      Shares)

COMMON STOCK ($0.01 Par Value)

Subscription Price $10.00 Per Share

AGENCY AGREEMENT

December     , 2007

Stifel, Nicolaus & Company, Incorporated

18 Columbia Turnpike

Florham Park, New Jersey 07932

Ladies and Gentlemen:

Century Commercial Bancorp, Inc., a Maryland corporation (the “Company”), and Century Bank, a federally chartered savings bank (the “Bank”), hereby confirm, jointly and severally, their agreement with Stifel, Nicolaus & Company, Incorporated (the “Agent”), as follows:

Section 1. The Offering. On November 27, 2007, the Board of Directors of the Bank adopted a Plan of Conversion (the “Plan”) pursuant to which the Bank will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the “Conversion”) in accordance with applicable federal law, state law and the applicable rules and regulations of the Office of Thrift Supervision (the “OTS”). Upon completion of the Conversion, and pursuant to the Plan, the Bank will be a wholly owned subsidiary of the Company. In connection with the Conversion, the Company, a newly formed Maryland corporation, will offer shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), in (i) a subscription offering (the “Subscription Offering”) and, if necessary, (ii) a direct community offering (the “Community Offering”) and, if necessary (iii) a syndicated community offering (the “Syndicated Community Offering” and, together with the Subscription Offering and the Community Offering, the “Offering”). The shares of Common Stock to be sold by the Company in the Offering are hereinafter called the “Shares” or “Conversion Shares.” In addition, as described herein, the Company will contribute up to                      million in cash and                      shares of Common Stock to The Charitable Foundation, a charitable foundation (the “Foundation”), such shares hereinafter being referred to as the “Foundation Shares.” The Company, the Bank and their subsidiaries are sometimes referred to as the “Century Parties” herein.

In the Subscription Offering, non-transferable rights to subscribe for between                      and                      shares (subject to an increase up to                      shares) of

Common Stock will be granted (the “Subscription Rights”), in the following descending order of priority, to: (1) the Bank’s depositors with account balances of at least $50.00 as of the close of business on September 30, 2006 (“Eligible Account Holders”); (2) the Bank’s tax-qualified employee benefit plans; (3) the Bank’s depositors with account balances of at least $50.00 as of the close of business on                     , 2007 (“Supplemental Eligible Account Holders”); and (4) the Bank’s depositors as of                     , 2007 (the “Voting Depositor Record Date”) who were not able to subscribe for Shares under categories (1) or (3). The Company may offer shares of Common Stock for which subscriptions have not been received in the Subscription Offering in the Community Offering, with preference given (i) first to natural persons residing in counties in which the Bank has an office, and (ii) then to the general public. In the event a Community Offering is held, it may be held at any time during or immediately after the Subscription Offering. Depending on market conditions, shares not subscribed for in the Subscription Offering or purchased in the Community Offering may be offered in the Syndicated Community Offering to selected members of the general public through a syndicate of registered broker-dealers managed by the Agent which are members of the Financial Industry Regulatory Authority (“FINRA”).

It is acknowledged that the number of Shares to be sold in the Offering may be increased or decreased as described in the Prospectus (as hereinafter defined); that the purchase of Shares in the Offering is subject to maximum and minimum purchase limitations as described in the Prospectus; and that the Company may reject, in whole or in part, any subscription received in the Community Offering and Syndicated Community Offering.

Simultaneously with or immediately following the completion of the Conversion and Offering, the Company will acquire Liberty Bank, N.A., a national banking association (“Liberty”), in a merger transaction (the “Merger”) pursuant to an Agreement and Plan of Reorganization (together with the exhibits and schedules thereto, the “Merger Agreement”) dated as of November 27, 2007. The Merger will be accomplished in accordance with the laws of the United States and applicable state laws and the applicable regulations of the OTS, the Office of the Comptroller of the Currency (the “OCC”). The Conversion and the Offering will be accomplished in accordance with the laws of the United States and the laws of the State of Maryland and the applicable regulations of the OTS (the “Conversion Regulations”). Pursuant to the terms of the Merger Agreement, upon consummation of the Merger, each outstanding share of Liberty common stock, par value $10.00 per share (the “Liberty Common Stock”), will be converted into the right to receive, subject to the election and proration procedures outlined in the Merger Agreement, $45.00 in (i) cash without interest, (ii) shares of Company Common Stock, or (iii) a combination of cash and shares of Company Common Stock (the Company Common Stock to be issued in exchange for Liberty Common Stock being referred to herein as the “Merger Shares”). In particular, subject to adjustment, the maximum number of Liberty shares converted into the right to receive cash consideration will be 50% of the total outstanding shares of Liberty Common Stock and the maximum number of Liberty shares of Liberty Common Stock converted into the right to receive stock consideration will be 50% of the total outstanding shares of Liberty Common Stock. Immediately prior to the effective time of the Merger, each outstanding option to purchase Liberty Common Stock will be canceled and exchanged for a cash payment from the Company equal to the excess of the $45.00 merger consideration over the exercise price per share of each option.

Although the Offering and the Merger are separate and distinct transactions, the Merger will not occur unless the Offering is completed; however, the Offering may proceed whether or not the Merger occurs. The Offering and the Merger are collectively referred to herein as the “Reorganization.” The Reorganization will not be consummated until all conditions to the consummation of both the Offering and the Merger have been satisfied or waived. In the event the Merger Agreement is terminated, the Offering may be consummated, subject to receipt of necessary regulatory and depositor approvals.

The Company has filed with the U.S. Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1 (File No. 333-            ) in order to register the Shares under the Securities Act of 1933, as amended (the “Securities Act”), and has filed such amendments thereto as have been required to the date hereof (the “Registration Statement”). The prospectus, as amended, included in the Registration Statement at the time it initially became effective is hereinafter called the “Prospectus,” except that if any prospectus is filed by the Company pursuant to Rule 424(b) or (c) of the regulations of the Commission under the Securities Act differing from the prospectus included in the Registration Statement at the time it initially becomes effective, the term “Prospectus” shall refer to the prospectus filed pursuant to Rule 424(b) or (c) from and after the time said prospectus is filed with the Commission and shall include any supplements and amendments thereto from and after their dates of effectiveness or use, respectively.

The Registration Statement also contains a proxy statement/prospectus to be used to solicit proxies of Liberty stockholders with respect to the approval of the Merger and the issuance of the Merger Shares. The proxy statement/prospectus, as amended, on file with the Commission at the time the Registration Statement became effective is hereinafter called the “Proxy Statement/Prospectus,” except that if any proxy statement/prospectus is filed by the Company pursuant to Rule 424(b) or (c) of the regulations of the Commission under the Securities Act differing from the proxy statement/prospectus included in the Registration Statement at the time it initially becomes effective, the term “Proxy Statement/Prospectus” shall refer to the proxy statement/prospectus filed pursuant to Rule 424(b) or (c) from and after the time said proxy statement/prospectus is filed with the Commission and shall include any supplements and amendments thereto from and after their dates of effectiveness or use, respectively.

The following applications have been filed in connection with the Conversion: (i) an Application on Form H-(e)1 (the “Holding Company Application”) for Election Under Section 10(l) of the Home Owners’ Loan Act (the “HOLA”) has been filed with the Office of Thrift Supervision (the “OTS”); and (ii) an Application to Convert to Stock Form (the “Conversion Application”) has been filed with the OTS. The Holding Company Application and the Conversion Application are referred to herein as the “Conversion Filings.” The Conversion Application includes, among other things, the Plan.

The following applications have been filed in connection with the Merger: (i) an Interagency Bank Merger Act Application (the “BMA Application”) has been filed with the OTS and (ii) a Merger Notice (the “OCC Merger Notice”) has been filed with the OCC. The BMA application and the OCC Merger Notice are referred to herein as the “Merger Applications” and, together with the Conversion Filings are referred to as the “Reorganization Applications.”

Concurrently with the execution of this Agreement, the Company is delivering to the Agent copies of the Prospectus, dated             , 2008, to be used in the Subscription Offering and Community Offering (if any) and, if necessary, will deliver copies of the Prospectus and any prospectus supplement for use in the Syndicated Community Offering and/or Public Offering, as defined in the Prospectus. Such Prospectus contains information with respect to the Bank, the Company, Liberty, the Foundation, the Common Stock, the Offering and the Merger.

Section 2. Appointment of Agent. Subject to the terms and conditions of this Agreement, the Century Parties hereby appoint the Agent as their financial advisor and marketing agent to utilize its best efforts to solicit subscriptions for the Shares and to advise and assist the Century Parties with respect to the sale of the Shares in the Offering.

On the basis of the representations and warranties of the Century Parties contained in, and subject to the terms and conditions of, this Agreement, the Agent accepts such appointment and agrees to consult with and advise the Century Parties as to the matters set forth in the letter agreement (the “Letter Agreement”), dated October 23, 2007, between the Bank and the Agent (a copy of which is attached hereto as Exhibit A). It is acknowledged by the Century Parties that the Agent shall not be obligated to purchase any Shares and shall not be obligated to take any action which is inconsistent with any applicable law, regulation, decision or order. Except as set forth in the last paragraph of this Section 2 and Section 13 hereof, the appointment of the Agent to provide services hereunder shall terminate upon consummation of the Offering.

If selected broker-dealers are used to assist in the sale of Shares in the Syndicated Community Offering, the Century Parties hereby, subject to the terms and conditions of this Agreement, appoint the Agent to manage such broker-dealers in the Syndicated Community Offering. On the basis of the representations and warranties of the Century Parties contained in, and subject to the terms and conditions of, this Agreement, the Agent accepts such appointment and agrees to manage the selling group of broker-dealers in the Syndicated Community Offering.

The Agent agrees to make available to the Company for a period of three (3) years following the consummation of the Offering its Strategic Advisory Services (“STARS”) program. If the Company elects to participate in the STARS program, the Agent will meet with the Company at its request and will render general advice on the financial matters listed in Section 9 of the Letter Agreement (but not including (i) any in-depth merger and acquisition analyses or studies which are available under the Agent’s normal fee schedule, or (ii) advice with respect to a specific acquisition transaction by, or sale of, the Bank or the Company). If the Company elects to participate in the STARS program, the Agent will waive the regular retainer fee and hourly charges for the first three-year period. The Company would be required, however, to reimburse the Agent for its reasonable out-of-pocket expenses incurred in conjunction with the performance of these services. Such out-of-pocket expenses include travel, legal and other miscellaneous expenses. The Agent would not be permitted to incur any single expense in excess of $1,000 pursuant to this paragraph without the prior approval of the Company. If negotiations for a transaction conducted during the three-year period result in the execution of a definitive agreement and/or consummation of a transaction for which the Agent customarily would be entitled to a fee for its advisory or other investment banking services, the Agent shall receive a contingent advisory fee in accordance with the terms of a separate engagement letter to be entered into with respect to such transaction. Nothing in this Agreement shall require the Company to obtain such financial advisory services from the Agent. After the completion of such three-year period, if the parties wish to continue the relationship, a fee will be negotiated and an agreement with respect to specific advisory services will be entered into at that time.

Section 3. Refund of Purchase Price. In the event that the Conversion and Offering is not consummated for any reason, including but not limited to the inability to sell a minimum of                      Shares during the Offering (including any permitted extension thereof) or such other minimum number of Shares as shall be established consistent with the Plan and the Conversion Regulations, this Agreement shall be terminated and any persons who have subscribed for or ordered any of the Shares shall have refunded to them the full amount which has been received from such person, together with interest, if applicable, as provided in the Prospectus. Upon termination of this Agreement, neither the Agent nor the Century Parties shall have any obligation to the other except that (i) the Century Parties shall remain liable for any amounts due pursuant to Sections 4, 9, 11 and 12 hereof, unless the transaction is not consummated due to the breach by the Agent of a warranty, representation or covenant; and (ii) the Agent shall remain liable for any amount due pursuant to Sections 11 and 12 hereof, unless the transaction is not consummated due to the breach by the Century Parties of a warranty, representation or covenant.

Section 4. Fees. In addition to the expenses specified in Section 9 hereof, as compensation for the Agent’s services under this Agreement, the Agent has received or will receive the following fees from the Century Parties:

(a) A reorganization and proxy vote advisory and administrative services fee of $50,000, paid as follows: (i) $25,000 was paid upon the execution of the Letter Agreement, and (ii) $25,000 was paid upon the initial filing of the Registration Statement.

(b) A success fee for sales of the Shares in the Subscription Offering and Community Offering of one percent (1.0%) of the dollar amount of the Shares sold in the Subscription Offering and Community Offering, excluding (i) additional Shares sold pursuant to Section 4(c) below, (ii) Shares purchased by the Bank’s and Company’s officers, directors or employees (or members of their immediate families), (iii) Shares purchased by any tax-qualified or non-qualified employee benefit plans of the Bank or the officers, directors or employees (or their immediate families), which shall be paid at the Closing Time (as defined in Section 5) and (iv) the Foundation Shares. For purposes of this Agreement, “immediate family” includes an officer’s, director’s or employee’s spouse, siblings, parents and children who live in the same house with the officer, director or employee.

(c) If any of the Shares remain unsubscribed for after the Subscription Offering and Community Offering, at the request of the Company, the Agent will form a group of approved broker-dealer firms (the “Assisting Brokers”) in accordance with Section 2 for purposes of the Syndicated Community Offering. The fees payable by the Company pursuant to this Section 4(c) will not exceed six percent (6.0%) of the aggregate dollar amount of the Shares sold in the Syndicated Community Offering. Of such fee, the Agent will receive one percent (1.0%) of the aggregate dollar amount of the Shares sold pursuant to this Section 4(c) as a management fee, and the Century Parties will pay the remainder to the Assisting Brokers, which may include the Agent, in amounts relating to the number of Shares sold by such Assisting Brokers pursuant to this Section 4(c). All such fees payable under this Section 4(c) shall be in addition to all fees payable under Section 4(a) and 4(b) and shall be paid at the Closing Time (as defined in Section 5). A form of Assisting Brokers Agreement is attached hereto as Exhibit B.

In the event that the Company is required to resolicit subscribers for Shares in the Subscription Offering and Community Offering and the Agent is required to provide significant additional services in connection with such a resolicitation, the Century Parties and the Agent shall mutually agree to the dollar amount of additional compensation due to the Agent, if any. Until any agreement called for by this paragraph is reached, the Agent shall not incur any expenses relating to any resolicitation in an amount that would cause the total expenses incurred by the Agent that are reimbursable by the Company or the Bank pursuant to Section 9 hereof to be greater than those permitted without the prior written consent of the Company or the Bank, which consent shall not be unreasonably withheld.

If this Agreement is terminated in accordance with the provisions of Section 3, 10 or 14 hereof and the sale of the Shares is not consummated, the Agent shall not be entitled to receive the fees set forth in Sections 4(b)-(c), but the Agent will be entitled to retain the conversion and proxy vote advisory and administrative services fee of $50,000 set forth in Section 4(a) and the Century Parties will reimburse the Agent for its reasonable expenses pursuant to Section 9 hereof.

Section 5. Closing. If the minimum number of Shares required to be sold in the Offering on the basis of the most recently updated Appraisal (as defined in Section 6(o)) are subscribed for at or before the termination date of the Offering (which may be extended), and the other conditions (including those in Section 10) to the completion of the Reorganization are satisfied, the Company agrees to issue the Shares, the Foundation Shares and the Merger Shares at the Closing Time (as hereinafter defined) against payment therefore by the means authorized by the Plan and to deliver certificates evidencing ownership of the Shares, the Foundation Shares and the Merger Shares in such authorized denominations and registrations directly to the purchasers thereof or as instructed as promptly as possible after the Closing Time. The closing (the “Closing”) shall be held at the offices of special counsel to the Century Parties, or at such other place as shall be agreed upon among the Century Parties and the Agent, at 9:00 a.m., Eastern Standard Time, on the business day selected by the Century Parties, which business day shall be no less than two business days following the giving of prior notice by the Company to the Agent or at such other time as shall be agreed upon by the Century Parties and the Agent. At the Closing, the Century Parties shall deliver to the Agent by wire transfer in same-day funds the commissions, fees, and expenses owing to the Agent as set forth in Sections 4 and 9 hereof and the opinions required hereby and other documents deemed reasonably necessary for the Agent shall be executed and delivered to effect the sale of the Shares as contemplated hereby and pursuant to the terms of the Prospectus. The Company shall notify the Agent when funds shall have been received for the minimum number of shares of the Common Stock. The hour and date upon which the Company shall release the Shares for delivery in accordance with the terms hereof is referred to herein as the “Closing Time.”

Section 6. Representations and Warranties of the Century Parties. The Century Parties jointly and severally represent and warrant to the Agent that, except as disclosed in the Prospectus:

(a) The Bank and the Company have all such power, authority, authorizations, approvals and orders as may be required to enter into this Agreement, to carry out the provisions and conditions hereof and to issue and sell the Shares as provided herein and as described in the Prospectus. Subject to the receipt of regulatory approval, the consummation of the Offering, the execution, delivery and performance of this Agreement and the Letter Agreement and the consummation of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on the part of the Bank and the Company as of the Closing Time. This Agreement has been validly executed and delivered by the Company and the Bank, and is a valid, legal and binding obligation of the Company and the Bank enforceable in accordance with its terms, except to the extent, if any, that the provisions of Sections 11 and 12 hereof may be unenforceable as against public policy, and except to the extent that such enforceability may be limited by bankruptcy laws, insolvency laws, or other laws affecting the enforcement of creditors’ rights generally, or the rights of creditors of savings institutions insured by the FDIC (including the laws relating to the rights of the contracting parties to equitable remedies).

(b) The Plan has been approved by the OTS.

(c) The Registration Statement was declared effective by the Commission on                     , 2008; and no stop order has been issued with respect thereto and no proceedings therefore have been initiated or, to the knowledge of the Century Parties, threatened by the Commission. At the time the Registration Statement, including the Prospectus and Proxy Statement/Prospectus contained therein (including any amendment or supplement thereto), became effective, the Registration Statement complied as to form in all material respects with the Securities Act, the Exchange Act and the regulations promulgated thereunder and the Registration Statement, including the Prospectus and Proxy Statement/Prospectus contained therein (including any amendment or supplement thereto), any Blue Sky Application or any Sales Information (as such terms are defined in Section 11 hereof) authorized by the Century Parties for use in connection with the Offering, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and at the time any Rule 424(b) or (c) Prospectus or Proxy Statement/Prospectus was filed with the Commission and at the Closing Time referred to in Section 5, the Registration Statement, including the Prospectus and Proxy Statement/Prospectus contained therein (including any amendment or supplement thereto), and any Blue Sky Application or any Sales Information authorized by the Century Parties for use in connection with the Offering, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 6 shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Century Parties by the Agent expressly regarding the Agent for use under the captions [“Market for Common Stock of Century Bancorp”] and [“The Conversion and Stock Offering—Marketing and Distribution; Compensation”] or written statements or omissions from any sales information or information filed pursuant to state securities or blue sky laws or regulations regarding the Agent.

(d) The Conversion Application, including the Prospectus, was approved by the OTS on                     , 2008 and at all times subsequent thereto until the Closing Time, the Conversion Application, including the Prospectus, did and will comply as to form in all material respects with the Conversion Regulations and any other applicable rules and regulations of the OTS (except as modified or waived by the OTS). At the time of the approval and at all times subsequent thereto until the Closing Time, the Conversion Application, including the Prospectus (including any amendment or supplement thereto), did not and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that representations or warranties in this subsection (d) shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Century Parties by Agent expressly regarding Agent for use in Prospectus contained in the Prospectus under the captions [“Market for Common Stock of Century Bancorp”] and [“The Conversion and Stock Offering—Marketing and Distribution; Compensation”] or written statements or omissions from any sales information or information filed pursuant to state securities or blue sky laws or regulations regarding the Agent.

(e) The Holding Company Application, including the Prospectus, was approved by the OTS on                     , 2008, and at all times subsequent thereto until the Closing Time, the Holding Company Application, including the Prospectus, did and will comply as to form in all material respects with the applicable rules and regulations of the OTS (except as modified or waived by the OTS). At the time of the approval and at all times subsequent thereto until the Closing Time, the Holding Company Application, including the Prospectus (including any amendment or supplement thereto), did not and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that representations or warranties in this subsection (i) shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Century Parties by Agent expressly regarding Agent for use in Prospectus contained in the Prospectus under the captions [“Market for Common Stock of Century Bancorp”] and [“The Conversion and Stock Offering—Marketing and Distribution; Compensation”] or written statements or omissions from any sales information or information filed pursuant to state securities or blue sky laws or regulations regarding the Agent.

(f) The BMA Application was approved by the OTS on November 13, 2007 and at all times subsequent thereto until the Closing Time, the BMA Application did and will comply as to form in all material respects with the applicable rules and regulations of the OTS (except as modified or waived by the OTS). At the time of the approval and at all times subsequent thereto until the Closing Time, the BMA Application (including any amendment or supplement thereto), did not and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g) No order has been issued by the Commission, the FDIC, the OCC, the OTS or any other federal or state regulatory authority, preventing or suspending the use of the Prospectus or the Proxy Statement/Prospectus and no action by or before any such government entity to revoke any approval, authorization or order of effectiveness related to the Reorganization is pending or, to the knowledge of the Century Parties, threatened.

(h) The Plan has been duly adopted by the Board of Directors of the Bank and the Company. To the knowledge of the Century Parties, no person has, or at the Closing Time will have, sought to obtain review of the final action of the OTS in approving the Plan, the Conversion, the Offering, the Conversion Application or the Holding Company Application pursuant to any statute or regulation.

(i) Keller & Company, Inc. (the “Appraiser”), which prepared the appraisal of the aggregate pro forma market value of the Common Stock on which the Offering was based (the “Appraisal”), has advised the Century Parties in writing that it is independent with respect to each of the Century Parties within the meaning of the Conversion Regulations and the Century Parties believe the Appraiser to be an expert in preparing the appraisals of savings institutions.

(j) Crowe Chizek and Company, LLC, which certified the financial statements of the Bank filed as part of the Registration Statement, the Holding Company Application, and the Conversion Application, has advised the Century Parties that it is an independent public accounting firm within the meaning of the Code of Ethics of the American Institute of Certified Public Accountants (the “AICPA”), that it is registered with the Public Company Accounting Oversight Board (“PCAOB”) and that it is, with respect to each of the Century Parties, an independent certified public accountant within the meaning of 12 C.F.R. Section 563c.3 and under the Securities Act and the Regulations promulgated thereunder. [                        ], which certified the financial statements of Liberty and its subsidiaries included in the Registration Statement, the Holding Company Application, and the Conversion Application have advised Liberty that they are independent public accounting firms within the meaning of the Code of Ethics of the AICPA, that they are registered with the PCAOB and that they are, with respect to Liberty, an independent certified public accountant within the meaning of 12 C.F.R. Section 563c.3 and under the Securities Act and the Regulations promulgated thereunder.

(k) The consolidated financial statements and the notes thereto which are included in the Registration Statement and which are a part of the Prospectus present fairly the consolidated financial condition and retained earnings of the Bank, the Company and Liberty as of the dates indicated and the results of operations and cash flows for the periods specified. The financial statements comply in all material respects with the applicable accounting requirements of Title 12 of the Code of Federal Regulations, Regulation S-X of the Commission and accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis during the periods presented except as otherwise noted therein, and present fairly in all material respects the information required to be stated therein. The other financial, statistical and pro forma information and related notes included in the Prospectus present fairly the information shown therein with respect to the Bank and the Company on a basis consistent with the related audited and unaudited financial statements included in the Prospectus, and as to the pro forma adjustments, the adjustments made therein have been properly and consistently applied on the basis described therein. The other financial and statistical information and related notes included in the Prospectus present fairly the information shown therein with respect to Liberty on a basis consistent with the related audited and unaudited financial statements included in the Prospectus.

(l) Since the respective dates as of which information is given in the Registration Statement, including the Prospectus, other than as disclosed therein: (i) there has not been any material adverse change in the financial condition, results of operation, capital, properties or business affairs (a “Material Adverse Effect”) of any of the Century Parties or of the Century Parties considered as one enterprise or of Liberty, whether or not arising in the ordinary course of business; (ii) there has not been any material change in total assets of the Company, the Bank or Liberty, any material increase in the aggregate amount of loans past due ninety (90) days or more, or any real estate acquired by foreclosure or loans characterized as “in substance foreclosure”; nor has any of the Company, the Bank or Liberty issued any securities or incurred any liability or obligation for borrowings other than in the ordinary course of business; and (iii) there have not been any material transactions entered into by any of the Century Parties or Liberty, other than those in the ordinary course of business. The capitalization, liabilities, assets, properties and business of the Century Parties and Liberty conform in all material respects to the descriptions thereof contained in the Prospectus and none of the Century Parties or Liberty has any material liabilities of any kind, contingent or otherwise, except as disclosed in Registration Statement or the Prospectus.

(m) The Company is a corporation duly organized and in good standing under the laws of the State of Maryland, with corporate power and authority to own its properties and to conduct its business as described in the Prospectus, and is qualified to transact business and in good standing in each jurisdiction in which the conduct of business requires such qualification unless the failure to qualify in one or more of such jurisdictions would not have a Material Adverse Effect on the Century Parties. The Company has obtained all licenses, permits and other governmental authorizations required for the conduct of its business, except those that individually or in the aggregate would not have a Materially Adverse Effect on the Century Parties taken as a whole; and all such licenses, permits and governmental authorizations are in full force and effect, and the Company is in compliance therewith in all material respects.

(n) The Bank is a duly organized and validly existing mutual savings bank chartered under the laws of the United States, duly authorized to conduct its business as described in the Prospectus; the activities of the Bank are permitted by the rules, regulations and practices of the OTS; the Bank has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business except those that individually or in the aggregate would not have a Material Adverse Effect on the Century Parties taken as a whole; all such licenses, permits and other governmental authorizations are in full force and effect and the Bank is qualified to transact business and in good standing in each jurisdiction in which the conduct of business requires such qualification unless the failure to qualify in one or more of such jurisdictions would not have a Material Adverse Effect on the Century Parties. All of the issued and outstanding capital stock of the Bank after the Conversion will be duly and validly issued to the Company and will be fully paid and nonassessable; and as of the Closing Time, the Company will directly own all of the capital stock of the Bank free and clear of any mortgage, pledge, lien, encumbrance, claim or restriction of any kind. The Bank does not own equity securities or any equity interest in any other business enterprise except as otherwise described in the Prospectus. The Bank is not authorized to issue any shares of capital stock. As of the Closing Time, the Bank will be a wholly owned subsidiary of the Company. The Bank is a member of the Federal Home Loan Bank of Cincinnati (the “FHLB of Cincinnati”).

(o) Upon completion of the Reorganization, the only subsidiary of the Company will be the Bank. The only subsidiaries of the Bank are (i) Century Bank Service Corporation (“CBSC”); and (ii) Century Bank Insurance, Inc. (“Century Insurance”) (collectively, the “Century Subsidiaries”). CBSC is a duly organized and validly existing service corporation incorporated and in good standing under the laws of the State of Ohio, duly authorized to conduct its business as described in the Prospectus. Century Insurance is a duly organized and validly existing insurance agency incorporated and in good standing under the laws of the State of Ohio, duly authorized to conduct its business as described in the Prospectus. Except for the Century Subsidiaries and except as set forth in the Prospectus, none of the Company or the Bank, directly or indirectly, controls any other corporation, limited liability company, partnership, joint venture, association, trust or other business organization.

(p) Liberty is a duly organized and validly existing national banking association in stock form, duly authorized to conduct its business as described in the Registration Statement, including the Prospectus and the Proxy Statement/Prospectus; the activities of Liberty are permitted by the rules, regulations and practices of the OCC and the FDIC; Liberty has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business except those that individually or in the aggregate would not have a Material Adverse Effect on Liberty; all such licenses, permits and other governmental authorizations are in full force and effect and Liberty is in good standing under the laws of the United States and is qualified to transact business and in good standing in each jurisdiction in which the conduct of business requires such qualification unless the failure to qualify in one or more of such jurisdictions would not have a Material Adverse Effect on Liberty; all of the issued and outstanding capital stock of Liberty is duly and validly issued and fully paid and nonassessable. Liberty does not own equity securities or any equity interest in any other business enterprise except.

(q) Liberty has no subsidiaries. Liberty does not, directly or indirectly, control any other corporation, limited liability company, partnership, joint venture, association, trust or other business organization. Liberty is a member of the FHLB of Cincinnati and the Federal Reserve Bank of Cleveland (the “FRB of Cleveland”).

(r) The deposit accounts of Liberty are insured by the FDIC up to applicable limits. Upon consummation of the Conversion and Reorganization, the Bank will establish a liquidation account for the benefit of the Bank’s depositors, in accordance with the Plan and the requirements of applicable Conversion Regulations.

(s) No approvals are required to establish the Foundation and to contribute the Foundation Shares thereto as described in the Prospectus other than those imposed by the OTS. The issuance of the Foundation Shares to the Foundation pursuant to the Plan has been registered pursuant to the Registration Statement.

(t) Upon consummation of the Reorganization, the authorized, issued and outstanding equity capital of the Company will be within the range set forth in the Prospectus under the caption “Capitalization” and no shares of Common Stock have been or will be issued and outstanding prior to the Closing Time; the shares of Common Stock to be subscribed for in the Offering and the Foundation Shares and Merger Shares have been duly and validly authorized for issuance and, when issued and delivered by the Company pursuant to the Plan against payment of the consideration calculated as set forth in the Plan and the Prospectus (or contributed to the Foundation or issued to shareholders of Liberty with respect to the Foundation Shares and Merger Shares, respectively), will be duly and validly issued and fully paid and nonassessable; the issuance of the Shares, the Foundation Shares and the Merger Shares is not subject to preemptive rights, except for the Subscription Rights granted pursuant to the Plan; and the terms and provisions of the shares of Common Stock will conform in all material respects to the description thereof contained in the Prospectus. Upon issuance of the Shares, good title to the Shares, the Foundation Shares and the Merger Shares will be transferred from the Company to the purchasers of Shares against payment therefore (or contributed to the Foundation or issued to shareholders of Liberty with respect to the Foundation Shares and Merger Shares, respectively) in the Offering as set forth in the Plan and the Prospectus.

(u) None of the Bank, the Company or Liberty is in violation of its respective charter or bylaws, or in default in the performance or observance of any obligation, agreement, covenant, or condition contained in any material contract, lease, loan agreement, indenture or other instrument to which it is a party or by which it, or any of its properties, may be bound which may result in a Material Adverse Effect. The consummation of the transactions contemplated herein and in the Plan will not (i) conflict with or constitute a breach of, or default under, the charter or bylaws of the Bank, the Company or Liberty, or conflict with or constitute a breach of, or default under, any material contract, lease or other instrument to which any of the Century Parties or Liberty Parties has a beneficial interest, or any applicable law, rule, regulation or order that is material to the financial condition of the Company or the Bank; (ii) violate any authorization, approval, judgment, decree, order, statute, rule or regulation applicable to the Century Parties, except for such violations which would not have a Material Adverse Effect on the Century Parties; or (iii) result in the creation of any material lien, charge or encumbrance upon any property of the Century Parties. There is no charge, investigation, action, suit or proceeding before or by any court, regulatory authority or governmental agency or body pending or, to the knowledge of Liberty, threatened, which would reasonably be expected to materially and adversely affect the Merger, the performance of the Merger Agreement, or the consummation of the transactions contemplated in the Merger Agreement as described in the Registration Statement, or which would reasonably be expected to result in any Material Adverse Effect on Liberty.

(v) No default exists, and no event has occurred which with notice or lapse of time, or both, would constitute a default on the part of any of the Century Parties or Liberty, in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, note, bank loan or credit agreement or any other instrument or agreement to which any of the Century Parties or Liberty is a party or by which any of them or any of their property is bound or affected in any respect which, in any such case, would have a Material Adverse Effect on the Century Parties, individually or considered as one enterprise, or Liberty, and such agreements are in full force and effect; and no other party to any such agreements has instituted or, to the knowledge of the Century Parties or Liberty, threatened any action or proceeding wherein any of the Century Parties or Liberty is alleged to be in default thereunder under circumstances where such action or proceeding, if determined adversely to any of the Century Parties or Liberty, would have a Material Adverse Effect upon the Century Parties or Liberty, individually or considered as one enterprise.

(w) The Century Parties and Liberty Parties have good and marketable title to all assets which are material to the businesses, financial condition, results of operation, capital or properties of the Century Parties and Liberty and to those assets described in the Prospectus as owned by them, free and clear of all material liens, charges, encumbrances, restrictions or other claims, except such as are described in the Prospectus and Proxy Statement/Prospectus or which do not have a Material Adverse Effect on the businesses of the Century Parties, taken as a whole, or Liberty; and all of the leases and subleases which are material to the businesses of the Century Parties or Liberty, as described in the Registration Statement, Prospectus or Proxy Statement/Prospectus are in full force and effect.

(x) None of the Century Parties or Liberty is in material violation of any directive from the Commission, the FDIC, the OCC or the OTS or any other agency to make any material change in the method of conducting their respective businesses; the Century Parties and Liberty have conducted and are conducting their respective businesses so as to comply in all respects with all applicable statutes and regulations (including, without limitation, regulations, decisions, directives and orders of the Commission, the FDIC, the OCC or the OTS), except where the failure to so comply would not reasonably be expected to result in any Material Adverse Effect on the Century Parties considered as one enterprise or Liberty, and there is no charge, investigation, action, suit or proceeding before or by any court, regulatory authority or governmental agency or body pending or, to the knowledge of any of the Century Parties, threatened, which would reasonably be expected to materially and adversely affect the Reorganization, the performance of this Agreement, or the consummation of the transactions contemplated in the Plan as described in the Registration Statement, or which would reasonably be expected to result in any Material Adverse Effect on the Century Parties considered as one enterprise. The consummation of the transactions contemplated herein and in the Merger Agreement will not (i) conflict with or constitute a breach of, or default under, the charter or bylaws of Liberty, or conflict with or constitute a breach of, or default under, any material contract, lease or other instrument to which Liberty has a beneficial interest, or any applicable law, rule, regulation or order that is material to the financial condition of Liberty; (ii) violate any authorization, approval, judgment, decree, order, statute, rule or regulation applicable to Liberty except for such violations which would not have a Material Adverse Effect on Liberty; or (iii) result in the creation of any material lien, charge or encumbrance upon any property of Liberty.

(y) The Century Parties have received an opinion of their special counsel, Silver, Freedman & Taff, L.L.P., with respect to the federal income tax consequences of the Conversion, the Offering and the Merger, as described in the Registration Statement and the

Prospectus; and the facts and representations upon which such opinion is based are truthful, accurate and complete, and none of the Century Parties will take any action inconsistent therewith.

(z) The Century Parties and Liberty have timely filed or extended all required federal, state and local tax returns, have paid all taxes that have become due and payable in respect of such returns, except where permitted to be extended, have made adequate reserves for similar future tax liabilities, and no deficiency has been asserted with respect thereto by any taxing authority.

(aa) No approval, authorization, consent or other order of any regulatory or supervisory or other public authority is required for the execution and delivery by the Century Parties of this Agreement, or the sale and issuance of the Shares, the Foundation Shares and the Merger Shares, except for (i) the approval of the OTS and the Commission and, with respect to the Foundation Shares, the Bank’s voting depositors, (ii) the non-objection of the FINRA (which have been received) and (iii) any necessary qualification, notification, or registration or exemption under the securities or blue sky laws of the various states in which the Shares are to be offered for sale.

(bb) None of the Century Parties has: (i) issued any securities within the last 18 months (except for (a) notes to evidence bank loans or other liabilities in the ordinary course of business or as described in the Prospectus, and (b) securities issued in connection with the initial capitalization of the Company); (ii) had any dealings with respect to sales of securities within the 12 months prior to the date hereof with any member of the FINRA, or any person related to or associated with such member, other than discussions and meetings relating to the Offering and purchases and sales of U.S. government and agency and other securities in the ordinary course of business; (iii) entered into a financial or management consulting agreement except for the Letter Agreement and as contemplated hereunder; or (iv) engaged any intermediary between Agent and the Century Parties in connection with the Offering, and no person is being compensated in any manner for such services.

(cc) Neither the Century Parties nor, to the knowledge of the Century Parties, any employee of the Century Parties, has made any payment of funds of the Century Parties as a loan to any person for the purchase of Shares, except for the Company’s loan to the Bank’s employee stock ownership plan, the proceeds of which will be used to purchase Shares, or has made any other payment of funds prohibited by law, and no funds have been set aside to be used for any payment prohibited by law.

(dd) The Bank and Liberty comply in all material respects with the applicable financial record keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the regulations and rules thereunder.

(ee) The Century Parties and Liberty have not relied upon Agent or its counsel for any legal, tax or accounting advice in connection with the Reorganization.

(ff) The records of Eligible Account Holders, Supplemental Eligible Account Holders and voting depositors of the Bank are accurate and complete in all material respects.

(gg) The Century Parties and Liberty comply in all material respects with all laws, rules and regulations relating to environmental protection, and none of them has been notified or is otherwise aware that any of them is potentially liable, or is considered potentially liable, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Federal, state or local environmental laws and regulations; no action, suit, regulatory investigation or other proceeding is pending, or to the knowledge of the Century Parties or Liberty, threatened against the Century Parties or Liberty relating to environmental protection, nor do the Century Parties or Liberty have any reason to believe any such proceedings may be brought against any of them; and no disposal, release or discharge of hazardous or toxic substances, pollutants or contaminants, including petroleum and gas products, as any of such terms may be defined under federal, state or local law, has occurred on, in, at or about any facilities or properties owned or leased by any of the Century Parties or Liberty or in which the Century Parties or Liberty have a security interest, unless such disposal, release or discharge would not have a Material Adverse Effect on the Century Parties or the Liberty.

(hh) All of the loans represented as assets on the most recent financial statements or selected financial information of the Bank, the Company and Liberty included in the Prospectus comply with or are exempt from all requirements of federal, state and local law pertaining to lending, including, without limitation, truth in lending (including the requirements of Regulations Z and 12 C.F.R. Part 226), real estate settlement procedures, consumer credit protection, equal credit opportunity and all disclosure laws applicable to such loans, except for violations which, if asserted, would not result in a Material Adverse Effect on the Century Parties taken as a whole or Liberty Parties taken as a whole.

(ii) None of the Century Parties are required to be registered as an investment company under the Investment Company Act of 1940.

(jj) The Century Parties have taken all actions necessary to obtain at Closing a Blue Sky Memorandum from Vorys, Sater, Seymour and Pease LLP.

Any certificates signed by an officer of any of the Century Parties and delivered to Agent or its counsel that refer to this Agreement shall be deemed to be a representation and warranty by the Century Parties to Agent as to the matters covered thereby with the same effect as if such representation and warranty were set forth herein.

Section 7. Representations and Warranties of the Agent. The Agent represents and warrants to the Century Parties that:

(a) The Agent is a corporation and is validly existing and in good standing under the laws of the State of Missouri with full power and authority to provide the services to be furnished to the Century Parties.

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of the Agent, and each of this Agreement and the Letter Agreement is the legal, valid and binding agreement of the Agent, enforceable in accordance with its terms, except to the extent, if any, that the provisions of Section 11 and 12 hereof may be unenforceable as against public policy, and except to the extent that such enforceability may be limited by bankruptcy laws, insolvency laws, or other laws affecting the enforcement of creditors’ rights generally or general equity principles.

(c) Each of the Agent and its employees, agents and representatives who shall perform any of the services hereunder shall have, and until the Offering are consummated or terminated shall maintain, all licenses, approvals and permits necessary to perform such services and shall comply in all material respects with all applicable laws and regulations in connection with the performance of such services.

(d) No action, suit, charge or any proceeding before the Commission, the FINRA, any state securities commission or any court is pending, or to the knowledge of the Agent threatened against the Agent which, if determined adversely to the Agent, would have a material adverse effect upon the ability of the Agent to perform its obligations under this Agreement.

(e) The Agent is registered as a broker/dealer pursuant to Section 15(b) of the Exchange Act and is a member of the FINRA.

(f) Any funds received in the Offering by the Agent will be handled by the Agent in accordance with Rule 15c2-4 under the Exchange Act to the extent possible.

Section 8. Covenants of the Century Parties. The Century Parties hereby jointly and severally covenant with the Agent as follows:

(a) The Company shall not, at any time after the date the Registration Statement is declared effective, file any amendment or supplement to the Registration Statement without providing the Agent and its counsel an opportunity to review and comment on such amendment or file any amendment or supplement to which amendment the Agent or its counsel shall reasonably object. The Company shall furnish promptly to the Agent and its counsel copies of all correspondence from the Commission with respect to the Registration Statement and the Company’s responses thereto. The Company shall file the final form of Prospectus with the SEC prior to its mailing as part of the offering, and such final form of Prospectus shall include the disclosure regarding the manner in which funds received in the offering will be held prior to completion of the offering as set out in the Agent’s submission to FINRA.

(b) The Century Parties shall not, at any time after the date any of the Reorganization Applications are approved, file any amendment or supplement to any Reorganization Application without providing the Agent and its counsel an opportunity to review and comment on such amendment or supplement or file any amendment or supplement to which amendment or supplement the Agent or its counsel shall reasonably object.

(c) The Century Parties shall use their best efforts to cause any post-effective amendment to the Registration Statement to be declared effective by the Commission and any post-effective amendment to the Conversion Application to be approved by the OTS, and will immediately upon receipt of any information concerning the events listed below notify Agent (i) when the Registration Statement, as amended, has become effective; (ii) when the Conversion Application as amended, has been approved by the OTS; (iii) of the receipt of any comments from the Commission, the OTS or any other governmental entity with respect to the Offering or the transactions contemplated by this Agreement; (iv) of any request by the Commission, the OTS or any other governmental entity for any amendment or supplement to the Registration Statement or the Conversion Application or for additional information; (v) of the issuance by the Commission, the OTS or any other governmental entity of any order or other action suspending the Offering or the use of the Registration Statement or the Prospectus or any other filing of the Century Parties under the Conversion Regulations or other applicable law, or the threat of any such action; or (vi) of the issuance by the Commission, the OTS or any governmental entity of any stop order suspending the effectiveness of the Registration Statement or of the initiation or threat of initiation or threat of any proceedings for that purpose. The Century Parties will make every reasonable effort to prevent the issuance by the Commission, the OTS, or any governmental entity of any order referred to in (vii) and (viii) above and, if any such order shall at any time be issued, to obtain the lifting thereof at the earliest possible time.

(d) The Century Parties shall deliver to the Agent and to its counsel conformed copies of each of the following documents, with all exhibits: (i) the Registration Statement, as originally filed and each amendment or supplement thereto; (ii) the Holding Company Application, as originally filed and each amendment or supplement thereto; (iii) the Conversion Application, as originally filed and each amendment or supplement thereto; (iv) the BMA Application, as originally filed and each amendment or supplement thereto; and (v) the OCC Merger Notice, as originally filed and each amendment or supplement thereto. Further, the Century Parties will deliver such additional copies of the foregoing documents to counsel to Agent as may be required for any FINRA filings. In addition, the Century Parties will also deliver to Agent such number of copies of the Prospectus, as amended or supplemented, as Agent may reasonably request.

(e) The Century Parties shall comply in all material respects with any and all terms, conditions, requirements and provisions with respect to the Reorganization and the transactions contemplated thereby imposed by the Commission, by applicable state law and regulations, and by the Securities Act, the Exchange Act, and the rules and regulations of the Commission promulgated under such statutes, to be complied with prior to or subsequent to the Closing Time; and when the Prospectus is required to be delivered, the Century Parties will comply in all material respects, at their own expense, with all material requirements imposed upon them by the OTS, the Conversion Regulations (except as modified or waived in writing by the OTS), the Commission, by applicable state law and regulations and by the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated under such statutes, in each case as from time to time in force, so far as necessary to permit the continuance of sales or dealing in shares of Common Stock during such period in accordance with the provisions hereof and the Prospectus.

(f) The Century Parties shall also comply with any conditions imposed by the OTS in connection with the establishment and operation of the Foundation and the contribution of the Foundation Shares and use their best efforts to ensure that the Foundation submits within the time frames required by applicable law a request to the Internal Revenue Service to be recognized as a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code; the Century Parties will take no action which will result in the possible loss of the Foundation’s tax exempt status.

(g) Each of the Century Parties shall inform Agent of any event or circumstances of which it is or becomes aware as a result of which the Registration Statement and/or Prospectus, as then supplemented or amended, would include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. If it is necessary, in the reasonable opinion of counsel for the Century Parties, to amend or supplement the Registration Statement or the Prospectus in order to correct such untrue statement of a material fact or to make the statements therein not misleading in light of the circumstances existing at the time of their use, the Century Parties will, at their expense, prepare, file with the Commission and the OTS, and furnish to the Agent, a reasonable number of copies of an amendment or amendments of, or a supplement or supplements to, the Registration Statement and the Prospectus (in form and substance reasonably satisfactory to counsel for the Agent after a reasonable time for review) which will amend or supplement the Registration Statement and/or the Prospectus so that as amended or supplemented it will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time, not misleading. For the purpose of this subsection, each of the Century Parties will furnish such information with respect to itself as the Agent may from time to time reasonably request.

(h) Pursuant to the terms of the Plan, the Company shall endeavor in good faith, in cooperation with the Agent, to register or to qualify the Shares, Foundation Shares and Merger Shares for offer and sale or issuance or to exempt such Shares from registration and to exempt the Company and its officers, directors and employees from registration as broker-dealers, under the applicable securities laws of the jurisdictions in which the Offering will be conducted; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation to do business in any jurisdiction in which it is not so qualified. In each jurisdiction where any of the Shares, Foundation Shares and Merger Shares shall have been registered or qualified as above provided, the Company will make and file such statements and reports in each year as are or may be required by the laws of such jurisdictions.

(i) The Company shall not sell or issue, contract to sell or otherwise dispose of, for a period of 90 days after the date hereof, without the Agent’s prior written consent, which consent shall not be unreasonably withheld, any shares of Common Stock other than in connection with any plan or arrangement described in the Prospectus.

(j) For the period of three years from the date of this Agreement, the Company shall furnish to the Agent upon request (i) a copy of each report of the Company furnished to or filed with the Commission under the Exchange Act or any national securities exchange or system on which any class of securities of the Company is listed or quoted, (ii) a copy of each report of the Company mailed to holders of Common Stock or non-confidential report filed with the Commission, the FDIC, the OCC, the OTS, the FRB or any other supervisory or regulatory authority or any national securities exchange or system on which any class of the securities of the Company is listed or quoted, (iii) each press release and material news item and article released by the Company and/or Bank, and (iv) from time-to-time, such other publicly available information concerning the Century Parties as the Agent may reasonably request.

(k) The Century Parties shall use the net proceeds from the sale of the Common Stock in the manner set forth in the Prospectus under the caption [“Use Of Proceeds.”]

(l) The Company shall distribute the Prospectus or other offering materials in connection with the offering and sale of the Common Stock only in accordance with the Conversion Regulations, the Securities Act and the Exchange Act and the rules and regulations promulgated under such statutes, and the laws of any state in which the shares are qualified for sale.

(m) Prior to the Closing Time, the Company shall register its Common Stock under Section 12(b) of the Exchange Act, as amended, and will request that such registration statement be effective upon completion of the Conversion and the Offering. The Company shall maintain the effectiveness of such registration for not less than three years or such shorter period as permitted by the OTS.

(n) For so long as the Common Stock is registered under the Exchange Act, the Company shall furnish to its stockholders after the end of each fiscal year, in the time periods prescribed by applicable law and regulations, such reports and other information as are required to be furnished to its stockholders under the Exchange Act (including consolidated financial statements of the Company and its subsidiaries, certified by independent public accountants).

(o) The Company shall report the use of proceeds of the Offering in accordance with Rule 463 under the Securities Act.

(p) The Century Parties shall maintain appropriate arrangements for depositing all funds received from persons mailing subscriptions for or orders to purchase Shares on an interest bearing basis at the rate described in the Prospectus until the Closing Time and satisfaction of all conditions precedent to the release of the Company’s obligation to refund payments received from persons subscribing for or ordering Shares in the Offering, in accordance with the Plan as described in the Prospectus, or until refunds of such funds have been made to the persons entitled thereto or withdrawal authorizations canceled in accordance with the Plan and as described in the Prospectus. The Century Parties will maintain, together with the Agent, such records of all funds received to permit the funds of each subscriber to be separately insured by the FDIC (to the maximum extent allowable) and to enable the Century Parties to make the appropriate refunds of such funds in the event that such refunds are required to be made in accordance with the Plan and as described in the Prospectus.

(q) The Century Parties shall take such actions and furnish such information as are reasonably requested by the Agent in order for the Agent to ensure compliance with Rule 2790 of the FINRA and all related rules.

(r) The Century Parties shall conduct their businesses in compliance in all material respects with all applicable federal and state laws, rules, regulations, decisions, directives and orders including, all decisions, directives and orders of the Commission, the FDIC, the OTS and the FRB.

(s) The Company and the Bank shall comply with any and all terms, conditions, requirements and provisions with respect to the Conversion and the Offering and the transactions contemplated thereby imposed by the FDIC, the OTS, the OCC, the HOLA, the Commission, the Securities Act, the Conversion Regulations, the Exchange Act and the regulations promulgated by the Commission pursuant to the Exchange Act to be complied with subsequent to the Closing Time. The Company will comply with all provisions of all undertakings contained in the Registration Statement.

(t) The Century Parties shall not amend the Plan without notifying the Agent prior thereto.

(u) The Company shall provide the Agent with any information necessary to carry out the allocation of the Shares in the event of an oversubscription, and such information shall be accurate and reliable in all material respects.

(v) The Company shall not deliver the Shares until the Century Parties have satisfied or caused to be satisfied each condition set forth in Section 10 hereof, unless such condition is waived in writing by the Agent.

(w) Immediately upon completion of the sale by the Company of the Shares contemplated by the Plan and the Prospectus and the completion of the transactions necessary to implement the Plan, (i) all of the issued and outstanding shares of capital stock of the Bank shall be owned by the Company, (ii) the Company shall have no direct subsidiaries other than the Bank, and (iii) the Conversion and the Offering shall have been effected in accordance with all applicable statutes, regulations, decisions and orders; and all terms, conditions, requirements and provisions with respect to the Conversion and the Offering (except those that are conditions subsequent) imposed by the Commission, the FDIC, the OTS or any other governmental agency, if any, shall have been complied with by the Century Parties in all material respects or appropriate waivers shall have been obtained and all notice and waiting periods shall have been satisfied, waived or elapsed.

(x) Prior to the Closing Time, the Plan shall have been approved by the voting depositors of the Bank in accordance with the Plan, the Conversion Regulations and the applicable provisions, if any, of the Bank’s charter and bylaws.

(y) On or before the Closing Time, the Century Parties will have completed all conditions precedent to the Offering specified in the Plan and the offer and sale of the Shares will have been conducted in all material respects in accordance with the Plan, the Conversion Regulations (except as modified or waived in writing by the OTS) and with all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Offering imposed upon any of the Century Parties by the Commission, the FDIC, the OCC, the OTS or any other regulatory authority and in the manner described in the Prospectus.

(z) The Company shall notify the Agent when funds have been received for the minimum number of Shares set forth in the Prospectus.

Section 9. Payment of Expenses. Whether or not the Reorganization is completed or the sale of the Shares by the Company is consummated, the Century Parties will pay for all their expenses incident to the performance of this Agreement, including without limitation: (a) the preparation and filing of the Reorganization Applications; (b) the preparation, printing, filing, delivery and mailing of the Registration Statement, including the Prospectus and the Proxy Statement/Prospectus, and all documents related to the Offering and proxy solicitation; (c) all filing fees and expenses in connection with the qualification or registration of the Shares for offer and sale by the Company or the Bank under the securities or “Blue Sky” laws, including without limitation filing fees, reasonable legal fees and disbursements of counsel in connection therewith, and in connection with the preparation of a blue sky law survey; (d) the filing fees of the FINRA related to the Agent’s fairness filing under FINRA Rule 2710; (e) fees and expenses related to the preparation of the independent appraisal; (f) fees and expenses related to auditing and accounting services; (g) all expenses relating to advertising, temporary personnel, investor meetings and stock information center; (h) transfer agent fees and costs of preparation and distribution of stock certificates; and (i) all expenses related to the Syndicated Community Offering. The Century Parties also agree to reimburse the Agent for reasonable out-of-pocket expenses, including legal fees and expenses, incurred by Agent in connection with the services hereunder. The Agent will not incur legal fees (excluding counsel’s out-of-pocket expenses) in excess of $75,000 without the approval of the Bank. The Agent will not incur reimbursable direct out-of-pocket expenses in excess of $20,000 without prior approval of the Bank. In the event that the Agent incurs any expenses on behalf of the Century Parties, the Century Parties will pay or reimburse the Agent for such expenses regardless of whether the Conversion is successfully completed, and such reimbursements will not be included in the expense limitations set forth in this paragraph. The Agent will not incur any single out-of-pocket expense of more than $1,000 pursuant to this paragraph without the prior approval of the Bank. The Century Parties acknowledge, however, that such limitations on expenses and legal fees may be increased only by the mutual consent of the Bank and the Agent in the event of delay in the Offerings requiring an update of the financial information contained in the Prospectus to reflect a date later than that set forth in the financial statements in the initial filing of the Registration Statement. Not less than two days prior to the Closing Time, the Agent will provide the Bank with a detailed accounting of all reimbursable expenses to be paid at the Closing.

Section 10. Conditions to the Agent’s Obligations. The Company, the Bank and the Agent agree that the issuance and sale of the Shares and all obligations of the Agent hereunder are subject to the accuracy of the representations and warranties of the Company and the Bank contained herein as of the date hereof and the Closing Time, to the accuracy of the statements of officers and directors of the Company and the Bank made pursuant to the provisions hereof, to the performance by the Company and the Bank of their obligations hereunder, and to the following further conditions:

(a) The Registration Statement shall have been declared effective by the Commission and the Prospectus contained in the Conversion Application and the Holding Company Application shall have been approved by the OTS for mailing prior to the commencement of the Offering, and no stop order or other action suspending the effectiveness of the Registration Statement shall have been issued under the Securities Act or proceedings therefore initiated or, to any of the Century Parties’ knowledge, threatened by the Commission or any state authority and no order or other action suspending the authorization for use of the Prospectus or the consummation of the Conversion and the Offering shall have been issued or proceedings therefore initiated or, to any of the Century Parties’ knowledge, threatened by the Commission, the FDIC, the OCC or the OTS or any other governmental body.

(b) At the Closing Time, the Agent shall have received:

i. The favorable opinion, dated as of the Closing Time, of Silver, Freedman & Taff, L.L.P., acceptable to Agent in form and substance satisfactory to counsel for Agent, as set forth in Exhibit C.

ii. The letter of Silver, Freedman & Taff, L.L.P., in form and substance to the effect that during the preparation of the Registration Statement and the Prospectus, Silver, Freedman & Taff, L.L.P., participated in conferences with certain officers of and other representatives of the Century Parties, counsel to Agent, representatives of the independent public accounting firms for the Century Parties and representatives of Agent at which the contents of the Registration Statement and the Prospectus and related matters were discussed and has considered the matters required to be stated therein and the statements contained therein and, although (without limiting the opinions provided pursuant to Section 10(b)(1)) Silver, Freedman & Taff, L.L.P., has not independently verified the accuracy, completeness or fairness of the statements contained in the Registration Statement and Prospectus, on the basis of the foregoing, nothing has come to the attention of Silver, Freedman & Taff, L.L.P., that caused Silver, Freedman & Taff, L.L.P., to believe that the Registration Statement at the time it was declared effective by the Commission and as of the date of such letter or that the General Disclosure Package as of the Closing Time, contained or contains any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that counsel need express no comment or opinion with respect to the financial statements, schedules and other financial and statistical data included, or statistical or appraisal methodology employed, in the Registration Statement, Prospectus or General Disclosure Package).

iii. The favorable opinion, dated as of the Closing Time, of Hahn, Loeser & Parks, LLP, counsel for Liberty, acceptable to Agent in form and substance satisfactory to counsel for Agent, as set forth in Exhibit D.

iv. A Blue Sky Memorandum from Vorys, Sater, Seymour and Pease, LLP, addressed to the Company and the Agent relating to the Offerings, including the Agent’s participation therein. The Blue Sky Memorandum will address the necessity of obtaining or confirming exemptions, qualifications or the registration of the Common Stock under applicable state securities law.

(c) Concurrently with the execution of this Agreement, Agent shall receive a letter from (i) Crowe Chizek and Company, LLC, dated the date hereof and addressed to Agent, such letter confirming that Crowe Chizek and Company, LLC is a firm of independent public accountants within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants, the Securities Act and the regulations promulgated thereunder and 12 C.F.R. Section 571.2(c)(3), and no information concerning its relationship with or interests in the Century Parties is required by Item 13 of the Registration Statement, and stating in effect that in Crowe Chizek and Company, LLC’s, opinion the financial statements of the Bank included in the Prospectus comply as to form in all material respects with the applicable accounting requirements of the Securities Act, the Exchange Act and the related published rules and regulations of the Commission thereunder and the Conversion Regulations and generally accepted accounting principles consistently applied; (ii) stating in effect that, on the basis of certain agreed upon procedures (but not an audit examination in accordance with generally accepted auditing standards) consisting of a reading of the minutes of the meetings of the Board of Directors of the Century Parties, the Audit Committee of the Bank, a review of the unaudited interim financial information as of and for the interim period ending             , 2007 and the latest available unaudited quarterly financial statements of the Bank prepared by the Bank which shall be in accordance with Statement on Auditing Standards No. 100, and consultations with officers of the Bank responsible for financial and accounting matters, nothing came to their attention which caused them to believe that: (A) such unaudited financial statements and financial information included in the section titled [“Recent Developments”] are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements included in the Prospectus; or (B) during the period from the date of the Recent Developments information included in the Prospectus to a date not more than three business days prior to the date of the Prospectus there was any increase in non-performing loans, special mention loans, borrowings (defined as advances from the FHLB of Cincinnati, securities sold under agreements to repurchase and any other form of debt other than deposits) of the Bank or decrease in assets, deposits, loan losses allowances, equity or retained earnings of the Bank or there was any decrease in net income, non-interest income, tax expense, net interest income, net interest income after provision for loan losses or provision for loan losses of the Bank or any increase in non-interest expense for the number of full months commencing immediately after the Recent Developments period and ended on the last month-end prior to the date of the Prospectus as compared to the corresponding period in the preceding year, which was material to the financial position or results of operations of the Century Parties; and (iii) stating that, in addition to the audit examination referred to in its opinion included in the Prospectus and the performance of the procedures referred to in clause (ii) of this subsection (c), they have compared with the general accounting records of the Bank, which are subject to the internal controls of the accounting system of the Bank and other data prepared by the Century Parties directly from such accounting records, to the extent specified in such letter, such amounts and/or percentages set forth in the Prospectus as Agent may reasonably request, and they have found such amounts and percentages to be in agreement therewith (subject to rounding).

(d) Concurrently with the execution of this Agreement, Agent shall receive a letter from (i) Maloney + Novotny LLC, dated the date hereof and addressed to Agent, such letter confirming that Maloney + Novotny LLC] is a firm of independent public accountants within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants, the Securities Act and the regulations promulgated thereunder and 12 C.F.R.

Section 571.2(c)(3), and no information concerning its relationship with or interests in Liberty is required by Item 13 of the Registration Statement, and stating in effect that in Maloney + Novotny LLC’s opinion the financial statements of Liberty included in the Prospectus covered by Maloney + Novotny LLC’s opinion therein comply as to form in all material respects with the applicable accounting requirements of the Securities Act, the Exchange Act and the related published rules and regulations of the Commission thereunder and the Conversion Regulations and generally accepted accounting principles consistently applied; (ii) stating in effect that, on the basis of certain agreed upon procedures (but not an audit examination in accordance with generally accepted auditing standards) consisting of a reading of the minutes of the meetings of the Board of Directors of Liberty, the Audit Committee of Liberty, a review of the unaudited interim financial information as of and for the interim period ending             , 2007 and the latest available unaudited quarterly financial statements of Liberty prepared by Liberty which shall be in accordance with Statement on Auditing Standards No. 100, and consultations with officers of Liberty responsible for financial and accounting matters, nothing came to their attention which caused them to believe that: (A) such unaudited financial statements and financial information included in the section titled “Recent Developments” are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements included in the Prospectus; or (B) during the period from the date of the Recent Developments information included in the Prospectus to a date not more than three business days prior to the date of the Prospectus there was any increase in non-performing loans, special mention loans, borrowings (defined as advances from the FHLB of Cincinnati, securities sold under agreements to repurchase and any other form of debt other than deposits) of Liberty or decrease in assets, deposits, loan losses allowances, equity or retained earnings of Liberty there was any decrease in net income, non-interest income, tax expense, net interest income, net interest income after provision for loan losses, or provision for loan losses of Liberty or any increase in non-interest expense for the number of full months commencing immediately after the Recent Developments period and ended on the last month-end prior to the date of the Prospectus as compared to the corresponding period in the preceding year, which was material to the financial position or results of operations of Liberty; and (iii) stating that, in addition to the audit examination referred to in its opinion included in the Prospectus and the performance of the procedures referred to in clause (ii) of this subsection (d), they have compared with the general accounting records of Liberty, which are subject to the internal controls of the accounting system of Liberty and other data prepared by Liberty directly from such accounting records, to the extent specified in such letter, such amounts and/or percentages set forth in the Prospectus as Agent may reasonably request, and they have found such amounts and percentages to be in agreement therewith (subject to rounding).

(e) At the Closing Time, Agent shall receive letters from (i) Crowe Chizek and Company, LLC; (ii) Maloney + Novotny LLC and                      (iii) dated as of the Closing Time, addressed to Agent, confirming the statements made by in their letters delivered by it pursuant to subsections (c) and (d) of this Section 10, the “specified date” referred to in clause (ii)(B) of such subsections to be a date specified in such letter, which shall not be more than three (3) business days prior to the Closing Time.

(f) At the Closing Time, counsel to Agent shall have been furnished with such documents and opinions as counsel for Agent may require for the purpose of enabling them to advise Agent with respect to the issuance and sale of the Common Stock as herein contemplated and related proceedings, or in order to evidence the accuracy of any of the representations and warranties, or the fulfillment of any of the conditions herein contained.

(g) At the Closing Time, Agent shall receive a certificate of the Chief Executive Officer and Chief Financial Officer of each of the Century Parties, dated the Closing Time, without personal liability to the effect that: (i) they have examined the Prospectus and at the time the Prospectus became authorized for final use, the Prospectus did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) there has not been, since the respective dates as of which information is given in the Prospectus, any material adverse change in the financial condition, results of operation, capital, properties or business affairs of the Century Parties, considered as one enterprise, or Liberty, whether or not arising in the ordinary course of business; (iii) the representations and warranties contained in Section 6 of this Agreement are true and correct with the same force and effect as though made at and as of the Closing Time; (iv) each of the Century Parties and Liberty has complied in all material respects with all material agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time including the conditions contained in this Section 10; (v) no stop order has been issued or, to their knowledge, is threatened, by the Commission or any other governmental body; (vi) no order suspending the Reorganization, or the effectiveness of the Registration Statement has been issued and to their knowledge, no proceedings for any such purpose have been initiated or threatened by the OTS, the FDIC, the OCC, the Commission, or any other federal or state authority; (vii) to their knowledge, no person has sought to obtain regulatory or judicial review of the action of the OTS in approving the Plan or to enjoin the Offering.

(h) At the Closing Time, Agent shall receive a letter from the Appraiser, dated as of the Closing Time, (i) confirming that said firm is independent of the Century Parties and is experienced and expert in the area of corporate appraisals within the meaning of the Conversion Regulations, (ii) stating in effect that the Appraisal complies in all material respects with the applicable requirements of the Conversion Regulations, and (iii) further stating that its opinion of the aggregate pro forma market value of the Common Stock, as converted, expressed in the Appraisal as most recently updated, remains in effect.

(i) None of the Century Parties or Liberty Parties shall have sustained, since the date of the latest financial statements included in the Registration Statement and the Prospectus, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in the Registration Statement and the Prospectus, and since the respective dates as of which information is given in the Registration Statement and the Prospectus, there shall not have been any material change, or any development involving a prospective material change in, or affecting the general affairs of, management, financial position, retained earnings, long-term debt, stockholders’ equity or results of operations of any of the Century Parties or Liberty, otherwise than as set forth or contemplated in the Registration Statement and the Prospectus, the effect of which, in any such case described above, is in Agent’s reasonable judgment sufficiently material and adverse as to make it impracticable or inadvisable to proceed with the Offering or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

(j) Prior to and at the Closing Time: (i) in the reasonable opinion of Agent there shall have been no material adverse change in the financial condition or in the earnings, operations, capital, properties or business affairs of the Century Parties, considered as one enterprise, or Liberty, from and as of the latest dates as of which such condition is set forth in the Prospectus, except as referred to therein; (ii) there shall have been no material transaction entered into by the Century Parties, independently or considered as one enterprise, or Liberty, from the latest date as of which the financial condition of the Century Parties and Liberty is set forth in the Prospectus, other than transactions referred to or contemplated therein; (iii) none of the Century Parties or Liberty shall have received from the FDIC, the OCC or the OTS any direction (oral or written) to make any material change in the method of conducting their business with which it has not complied in all material respects (which direction, if any, shall have been disclosed to Agent) and which would reasonably be expected to have a Material Adverse Effect on the Century Parties, considered as one enterprise, or Liberty; (iv) none of the Century Parties or Liberty shall have been in default (nor shall an event have occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any agreement or instrument relating to any material outstanding indebtedness; (v) no action, suit or proceeding, at law or in equity or before or by any federal or state commission, board or other administrative agency, shall be pending or, to the knowledge of the Century Parties or Liberty, threatened against any of the Century Parties or Liberty or affecting any of their properties wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect on the Century Parties, considered as one enterprise, or Liberty, considered as one enterprise; and (vi) the Shares, the Foundation Shares and the Merger Shares shall have been qualified or registered for offering and sale or issuance under the securities or “blue sky” laws of the jurisdictions requested by Agent.

(k) At or prior to the Closing Time, Agent shall receive (i) a copy of the order from the Commission declaring the Registration Statement effective; (ii) a copy of the letter from the OTS providing its approval of the BMA Application; (iii) a copy of the letter from the OTS approving each of the Conversion Filings; (iv) copies of certified charters, articles of association and/or articles of incorporation for each of the Century Parties and Liberty, (v) a certificate from the FDIC evidencing the Bank’s insurance of accounts, (vi) a certificate of the FHLB of Cincinnati evidencing the Bank’s membership therein, and (vii) any other documents that Agent shall reasonably request.

(l) Subsequent to the date hereof, there shall not have occurred any of the following: (i) a suspension or limitation in trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the NASDAQ Stock Market LLC or in the over-the-counter market, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required by any of such exchanges or the FINRA or by order of the Commission or any other governmental authority other than temporary trading halts or limitations (A) imposed as a result of intraday changes in the Dow Jones Industrial Average, (B) lasting no longer than until the regularly scheduled commencement of trading on the next succeeding business-day, and (C) which, when combined with all other such halts occurring during the previous five business days, total less than three; (ii) a general moratorium on the operations of federally-insured financial institutions or general moratorium on the withdrawal of deposits from federally-insured financial institutions declared by either federal or state authorities; (iii) any outbreak of hostilities or escalation thereof or other calamity or crisis, including, without limitation, terrorist activities after the date hereof; or (iv) a material adverse change in the United States financial markets or elsewhere if the effect of any of (i) through (iv) herein, in Agent’s reasonable judgment, makes it impracticable or inadvisable to proceed with the offering or the delivery of the Shares on the terms and in the manner contemplated in the Registration Statement and the Prospectus.

(m) All such opinions, certificates, letters and documents will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to Agent and of counsel for Agent. Any certificate signed by an officer of the Company or the Bank and delivered to Agent or to counsel for Agent shall be deemed a representation and warranty by the Company or the Bank, as the case may be, to Agent as to the statements made therein. If any condition to Agent’s obligations hereunder to be fulfilled prior to or at the Closing Time is not fulfilled, Agent may terminate this Agreement (provided that if this Agreement is so terminated but the sale of Shares is nevertheless consummated, Agent shall be entitled to the compensation provided for in Section 4 hereof) or, if Agent so elects, may waive any such conditions which have not been fulfilled or may extend the time of their fulfillment.

Section 11. Indemnification.

(a) The Century Parties jointly and severally agree to indemnify and hold harmless the Agent, its officers, directors, agents, attorneys, servants and employees and each person, if any, who controls the Agent within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act, against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses, subject to the limitation set forth in the last sentence of paragraph (c) below), joint or several, that the Agent or any of such officers, directors, agents, attorneys, servants, employees and controlling Persons (collectively, the “Related Persons”) may suffer or to which the Agent or the Related Persons may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Agent and any Related Persons upon written demand for any reasonable expenses (including reasonable fees and disbursements of counsel) incurred by the Agent or any Related Persons in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions: (i) arise out of the allocation of the Shares in accordance with (x) the Plan generally and (y) the records or other information provided to the Agent by the Century Parties, or their agents; (ii) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto), the Prospectus (or any amendment or supplement thereto), the Reorganization Applications, or any blue sky application, or other instrument or document of the Century Parties or based upon written information supplied by any of the Century Parties filed in any state or jurisdiction to register or qualify any or all of the Shares under the securities laws thereof (collectively, the “Blue Sky Applications”), or any application or other document, advertisement, or communication (“Sales Information”) prepared, made or executed by or on behalf of any of the Century Parties with its consent or based upon written information furnished by or on behalf of any of the Century Parties, whether or not filed in any jurisdiction, in order to qualify or register the Shares under the securities laws thereof, (iii) arise out of or are based upon the omission or alleged omission to state in any of the foregoing documents or information, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (iv) arise from any theory of liability whatsoever relating to or arising from or based upon the Registration Statement (or any amendment or supplement thereto), the Prospectus (or any amendment or supplement thereto), the Reorganization Applications, any Blue Sky Applications or Sales Information or other documentation distributed in connection with the Offering; or (v) result from any claims made with respect to the accuracy, reliability and completeness of the records of Eligible Account Holders and Supplemental Eligible Account Holders or Other Depositors or for any denial or reduction of a subscription or order to purchase Common Stock, whether as a result of a properly calculated allocation pursuant to the Plan or otherwise, based upon such records; provided, however, that no indemnification is required under this paragraph (a) to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue material statements or alleged untrue material statements in, or material omission or alleged material omission from, the Registration Statement (or any amendment or supplement thereto) or the Prospectus (or any amendment or supplement thereto), the Reorganization Applications, the Blue Sky Applications or Sales Information or other documentation distributed in connection with the Conversion made in reliance upon and in conformity with written information furnished to the Century Parties by the Agent or its representatives (including counsel) with respect to the Agent expressly for use in the Registration Statement (or any amendment or supplement thereto) or Prospectus (or any amendment or supplement thereto) under the captions [“Market for Common Stock of Century Bancorp”] and [“The Conversion and Stock Offering – Marketing and Distribution; Compensation”;] provided further, that the Century Parties will not be responsible for any loss, liability, claim, damage or expense to the extent a court of competent jurisdiction finds that they result primarily from material oral misstatements by the Agent to a purchaser of Shares which are not based upon information in the Registration Statement or Prospectus, or from actions taken or omitted to be taken by the Agent in bad faith or from the Agent’s gross negligence or willful misconduct, and the Agent agrees to repay to the Century Parties any amounts advanced to it by the Century Parties in connection with matters as to which it is found by a court of competent jurisdiction not to be entitled to indemnification hereunder.

(b) The Agent agrees to indemnify and hold harmless the Century Parties, their directors and officers, agents, servants and employees and each person, if any, who controls any of the Century Parties within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses, subject to the limitation set forth in the last sentence of paragraph (c) below), joint or several, which they, or any of them, may suffer or to which they, or any of them, may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Century Parties and any such persons upon written demand for any reasonable expenses (including fees and disbursements of counsel) incurred by them in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto), the Reorganization Applications or any Blue Sky Applications or Sales Information or are based upon the omission or alleged omission to state in any of the foregoing documents a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Agent’s obligations under this Section 11(b) shall exist only if and only to the extent that such untrue statement or alleged untrue statement was made in, or such material fact or alleged material fact was omitted from, the Reorganization Applications, Registration Statement (or any amendment or supplement thereto), the Prospectus (or any amendment or supplement thereto), any Blue Sky Applications or Sales Information in reliance upon and in conformity with written information furnished to the Century Parties by the Agent or its representatives (including counsel) expressly for use under the captions [“Market for Common Stock of Century Bancorp”] and [“The Conversion and Stock Offering – Marketing and Distribution; Compensation.”]

(c) Each indemnified party shall give prompt written notice to each indemnifying party of any action, proceeding, claim (whether commenced or threatened), or suit instituted against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve it from any liability which it may have on account of this Section 11, Section 12 or otherwise. An indemnifying party may participate at its own expense in the defense of such action. In addition, if it so elects within a reasonable time after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume the defense of such action with counsel chosen by it reasonably acceptable to the indemnified parties that are defendants in such action, unless such indemnified parties reasonably object to such assumption on the ground that there may be legal defenses available to them that are different from or in addition to those available to such indemnifying party. If an indemnifying party assumes the defense of such action, the indemnifying parties shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action, proceeding or claim, other than reasonable costs of investigation. In no event shall the indemnifying parties be liable for the fees and expenses of more than one separate firm of attorneys (unless an indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or in addition to those of other indemnified parties) for all indemnified parties in connection with any one action, proceeding or claim or separate but similar or related actions, proceedings or claims in the same jurisdiction arising out of the same general allegations or circumstances. The Century Parties shall be liable for any settlement of any claim against the Agent (or its directors, officers, employees, affiliates or controlling persons), made with the consent of the Century Parties, which consent shall not be unreasonably withheld. The Century Parties shall not, without the written consent of the Agent, settle or compromise any claim against them based upon circumstances giving rise to an indemnification claim against the Century Parties hereunder unless such settlement or compromise provides that the Agent and the other indemnified parties shall be unconditionally and irrevocably released from all liability in respect of such claim.

(d) The agreements contained in this Section 11 and in Section 12 hereof and the representations and warranties of the Century Parties set forth in this Agreement shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of the Agent or its officers, directors, controlling persons, agents, attorneys, servants or employees or by or on behalf of any of the Century Parties or any officers, directors, controlling persons, agents, attorneys , servants or employees of any of the Century Parties; (ii) delivery of and payment hereunder for the Shares; or (iii) any termination of this Agreement. To the extent required by law, Sections 11 and 12 hereof are subject to and limited by all applicable securities and banking laws and regulations.

Section 12. Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 11 is due in accordance with its terms but is found in a final judgment by a court to be unavailable from the Century Parties or the Agent, the Century Parties and the Agent shall contribute to the aggregate losses, claims, damages and liabilities of the nature contemplated by such indemnification in such proportion so that (i) the Agent is responsible for that portion represented by the percentage that the fees paid to the Agent pursuant to Section 4 of this Agreement (not including expenses) (the “Agent’s Fees”), less any portion of Agent’s Fees paid by Agent to Assisting Brokers, bear to the total proceeds received by the Century Parties from the sale of the Shares in the Offering, net of all expenses of the Offering, except Agent’s Fees and (ii) the Century Parties shall be responsible for the balance. If, however, the allocation provided above is not permitted by applicable law or if the indemnified party failed to give the notice required under Section 11 above, then each indemnifying party shall contribute to such amount paid or payable to such indemnified party in such proportion as is appropriate to reflect not only such relative fault of the Century Parties on the one hand and the Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions, proceedings or claims in respect thereof), but also the relative benefits received by the Century Parties on the one hand and the Agent on the other from the Offering, as well as any other relevant equitable considerations. The relative benefits received by the Century Parties on the one hand and the Agent on the other hand shall be deemed to be in the same proportion as the total proceeds from the Offering, net of all expenses of the Offering except Agent’s Fees, received by the Century Parties bear, with respect to the Agent, to the total fees (not including expenses) received by the Agent less the portion of such fees paid by the Agent to Assisting Brokers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Century Parties on the one hand or the Agent on the other and the parties relative intent, good faith, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Century Parties and the Agent agree that it would not be just and equitable if contribution pursuant to this Section 12 were determined by pro-rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 12. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or action, proceedings or claims in respect thereof) referred to above in this Section 12 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. It is expressly agreed that the Agent shall not be liable for any loss, liability, claim, damage or expense or be required to contribute any amount which in the aggregate exceeds the amount paid (excluding reimbursable expenses) to the Agent under this Agreement less the portion of such fees paid by the Agent to Assisting Brokers. It is understood and agreed that the above-stated limitation on the Agent’s liability is essential to the Agent and that the Agent would not have entered into this Agreement if such limitation had not been agreed to by the parties to this Agreement. No person found guilty of any fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution with respect to any loss or liability arising from such misrepresentation from any person who was not found guilty of such fraudulent misrepresentation. For purposes of this Section 12, each of the Agent’s and the Century Parties’ officers and directors and each person, if any, who controls the Agent or any of the Century Parties within the meaning of the Securities Act and the Exchange

Act shall have the same rights to contribution as the Century Parties and the Agent. Any party entitled to contribution, promptly after receipt of notice of commencement of any action, suit, claim or proceeding against such party in respect of which a claim for contribution may be made against another party under this Section 12, will notify such party from whom contribution may be sought, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have hereunder or otherwise than under this Section 12.

Section 13. Survival. All representations, warranties and indemnities and other statements contained in this Agreement (and in Paragraph 11 of the Letter Agreement) or contained in certificates of officers of the Century Parties or the Agent submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of the Agent or its controlling persons, or by or on behalf of the Century Parties and shall survive the issuance of the Shares, and any legal representative, successor or assign of the Agent, any of the Century Parties, and any indemnified person shall be entitled to the benefit of the respective agreements, indemnities, warranties and representations.

Section 14. Termination. The Agent may terminate this Agreement by giving the notice indicated below in this Section at any time after this Agreement becomes effective as follows:

(a) In the event (i) the Plan is abandoned or terminated by the Bank or the Company; (ii) the Company fails to consummate the sale of the minimum number of Shares prior to                     , 2008 in accordance with the provisions of the Plan or as required by the Conversion Regulations and applicable law; (iii) the Agent terminates this relationship because there has been a material adverse change in the financial condition or operations of the Century Parties considered as one enterprise since the date of the latest audited financial statements included in the Prospectus; or (iv) immediately prior to commencement of the Offering, the Agent terminates this relationship because in its opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors, there has been a failure to satisfactorily disclose all relevant information in the Prospectus or the existence of market conditions which might render the sale of the Shares inadvisable, this Agreement shall terminate and no party to this Agreement shall have any obligation to the other hereunder except as set forth in Sections 3, 4, 9, 11 and 12 hereof.

(b) If any of the conditions specified in Section 10 hereof shall not have been fulfilled when and as required by this Agreement, or by the Closing Time, or waived in writing by the Agent, this Agreement and all of the Agent’s obligations hereunder may be canceled by the Agent by notifying the Bank of such cancellation in writing at any time at or prior to the Closing Time, and any such cancellation shall be without liability of any party to any other party except as otherwise provided in Sections 3, 4, 9, 11 and 12 hereof.

(c) If the Agent elects to terminate this Agreement as provided in this Section, the Century Parties shall be notified by the Agent as provided in Section 15 hereof.

(d) If this Agreement is terminated in accordance with the provisions of this Agreement, the Agent shall retain the conversion and proxy vote advisory and administrative services fee earned and paid to it pursuant to Section 4 and the Century Parties shall reimburse the Agent for its reasonable out-of-pocket expenses pursuant to Section 9.

Section 15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Agent shall be directed to Stifel, Nicolaus & Company, Incorporated, 18 Columbia Turnpike, Florham Park, New Jersey 07932, Attention: Robin Suskind, Managing Director (with a copy to Vorys, Sater, Seymour and Pease LLP, 52 E. Gay Street, Columbus, OH 43215, Attention: John C. Vorys, Esq.); notices to Century Parties shall be directed to Century Commercial Bancorp, Inc., 1640 Snow Road, Parma, OH 44134, Attention: Jeffrey J. Calabrese, President and Chief Executive Officer (with a copy to Silver, Freedman & Taff, L.L.P. 3299 K Street N.W., Suite 100, Washington, DC 20007-4444, Attention: James Fleischer, Esq.)

Section 16. Parties. This Agreement shall inure to the benefit of and be binding upon the Agent and the Century Parties, and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and the controlling persons and officers and directors referred to in Sections 11 and 12 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions herein contained. It is understood and agreed that this Agreement is the exclusive agreement among the parties, supersedes any prior Agreement among the parties and may not be varied except by a writing signed by all parties, except for Paragraph 11 of the Letter Agreement, which is not hereby superseded.

Section 17. Partial Invalidity. In the event that any term, provision or covenant herein or the application thereof to any circumstance or situation shall be invalid or unenforceable, in whole or in part, the remainder hereof and the application of said term, provision or covenant to any other circumstance or situation shall not be affected thereby, and each term, provision or covenant herein shall be valid and enforceable to the full extent permitted by law.

Section 18. Construction. This Agreement shall be construed in accordance with the laws of the State of Ohio without giving effect to its conflicts of laws principles. Any dispute hereunder shall be brought in a court in the State of Ohio. Each of the Century Parties and the Agent waives all right to trial by jury in any action, proceeding, claim or counterclaim (whether based on contract, tort or otherwise) related to or arising out of this Agreement.

[SIGNATURE PAGE FOLLOWS]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Agent on the one hand, and the Company and the Bank on the other in accordance with its terms.

Very truly yours,

CENTURY COMMERCIAL BANCORP, INC.

By:
Jeffrey J. Calabrese
President and Chief Executive Officer

CENTURY BANK

By:
Jeffrey J. Calabrese
President and Chief Executive Officer

The foregoing Agency Agreement is

hereby confirmed and accepted as

of the date first set forth above.

STIFEL, NICOLAUS & COMPANY, INCORPORATED

By:
Name:
Title:

EXHIBIT A

LETTER AGREEMENT

CONFIDENTIAL

October 23, 2007

Mr. Jeffrey J. Calabrese

President and Chief Executive Officer

Century Bank

1640 Snow Road

Parma, OH 44134

Re:	Proposed Conversion — Advisory, Administrative and Marketing Services

Dear Jeff:

Stifel, Nicolaus & Company, Incorporated (“Stifel”) is pleased to submit this engagement letter setting forth the terms of the proposed engagement between Stifel and Century Bank (the “Bank”) in connection with the potential mutual-to-stock conversion of the Bank and the concurrent sale of common stock of a holding Institution to be formed in connection with the conversion.

1.	BACKGROUND ON STIFEL

Stifel Nicolaus is a full service brokerage and investment banking firm established in 1890. Stifel Nicolaus is a registered broker-dealer with the Securities and Exchange Commission, and is a member of the New York Stock Exchange, Inc., NASD, Inc., the Securities Industry and Financial Markets Association and the Securities Investor Protection Corporation. Stifel Nicolaus has built a national reputation as a leading full service investment bank to both public and private financial institutions. On February 28, 2007, Ryan Beck & Co., Inc. (“RBCO”) was purchased by Stifel Financial Corp., the parent organization of Stifel, Nicolaus & Company, Incorporated. Stifel’s Financial Institutions Group is one of the nation’s largest such groups devoted solely to investment banking services for financial institutions.

2.	CONVERSION AND OFFERING

The Bank will convert from the mutual to the stock form of organization (the “Conversion”) by forming a stock holding Institution (the Bank and the holding Institution are referred to herein as the “Institution”). The common stock (the “Common Stock”) would be offered in a subscription offering with any remaining shares expected to be sold in a community offering and, if necessary, a syndicated community offering (collectively the “Offering”). In connection therewith, the Institution’s Board of Directors would adopt a plan of conversion and reorganization (the “Plan”). In connection with this transaction, the Institution is contemplating undergoing a full conversion and acquiring Liberty Bank, N.A. (“Liberty”) simultaneously.

Stifel proposes to act as financial advisor to the Institution with respect to the reorganization and the Offering and as selling agent with respect to the Offering. Stifel is also providing advice to Liberty in connection with the acquisition pursuant to a separate agreement. Specific terms of services shall be set forth in an agency agreement, in the case of the subscription and community offering and a syndicated community offering or, if appropriate, a public underwriting agreement (together, the “Definitive Agreement”) between Stifel and the Institution. The Definitive Agreement will include customary representations and warranties, covenants, conditions, termination provisions and indemnification, contribution and limitation of liability provisions, all to be mutually agreed upon by Stifel and the Institution (and its successors).

3.	SERVICES TO BE PROVIDED BY STIFEL

Stifel provides and helps coordinate advisory, administrative and marketing services in connection with thrift reorganizations and related stock offerings. Our existing team has worked together on numerous such transactions.

a. Advisory Services - As your investment banker, Stifel will work with you and your counsel to evaluate financial, marketing and regulatory issues. Our working knowledge of the law and “lore” of bank regulators, securities regulators and NASD is essential. Our legal, accounting and regulatory background is equally important.

Our specific advisory responsibilities include:

•	Advise with respect to business planning issues in preparation for a public offering;

•	Advise with respect to the choice of charter and form of organization;

•	Review and advise with respect to the Plan (e.g., sizes of benefit plan purchases; maximum purchase limits for investors);

•	Advise with respect to which trading venue the shares should trade on;

•	Review and provide input with respect to the business plan to be prepared in connection with the Offering;

•	Discuss the appraisal process and analyze the appraisal with the Board of Directors;

•	Participate in drafting the offering document and any proxy materials, and assist in obtaining all requisite regulatory approvals;

•	Develop a marketing plan for the subscription and community offerings, considering various sales method options, including direct mail, advertising, community meetings and telephone solicitation;

•	Develop a depositor proxy solicitation plan, to include telephone calls and mailings;

•

Stifel does not offer data processing agent, printing, transfer agent or stockholder proxy solicitation functions. Costs of such services will be borne by the Institution and are subject to agreements signed by the Institution and each service provider. Stifel will work with the Institution to provide specifications and assistance in selecting these and any other professionals that will perform administrative functions in connection with the offering and the depositor proxy solicitation process;

•	Advise/assist client through the planning process and organization of the Stock Information Center (the “Center”);

•	Develop a layout for the Center, where stock order and depositor proxy card processing occur;

•	Provide a list of equipment, staff and supplies needed for the Center;

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Draft marketing materials including press releases, letters, the stock order form, advertisements, and brochures. If a community meeting or “road show” is anticipated, we will help draft the presentation – saving you the time and legal expense; and

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Consult with management, determine whether and when to conduct a syndicated community offering through assembling a group of selected broker/dealers (including Stifel) to sell stock remaining after the community offering, on a best-efforts basis. Alternatively, consulting with management, choose to conduct a “stand-by” firm commitment public underwriting, including Stifel and other broker/dealers.

b. Administrative Services and Stock Information Center Management - Stifel manages substantially all aspects of a thrift reorganization’s stock offering and depositor proxy solicitation. Successful stock sale and vote results require thorough planning and an enormous amount of attention to detail. Our efforts are meant to avoid mistakes, costly surprises and lost opportunities. We identify key logistics, define responsibilities and create timetables to help avoid confusion among the many members of the working group. An offering also requires accurate and timely record keeping and reporting. Furthermore, customers must be handled professionally and their questions must be answered accurately.

The Stock Information Center is the “command center” during a stock offering. Stifel staff’s experience in managing many thrift minority stock offerings, full conversion offerings and “second step” offerings will help them minimize the burden on your management and staff. They will train and supervise the staff that you assign to the Center to help record stock orders, answer customer inquiries, proxy calling for depositors and participate in other activities of the Center.

Our administrative services include the following:

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Provide experienced on-site Stifel registered representatives to manage and supervise the Center. All substantive stock offering and depositor proxy vote matters and customer inquiries will be handled by Stifel;

•	Prepare procedures for processing proxies, stock orders and cash, and for handling requests for materials;

•	Provide scripts and training for the telephone team who will solicit proxies and, if needed, help conduct a stock sales telemarketing effort;

•	Educate the Institution’s directors, officers and employees about the reorganization and Offering, their roles and relevant securities laws;

•	Train branch managers and customer-contact employees on the proper response to stock purchase and depositor proxy vote inquiries;

•	Coordinate functions with and between the data processing agent, printer, transfer agent, stock certificate printer and other professionals;

•	Design and implement procedures for handling IRA and Keogh orders;

•	Supervise Center staff in proxy card and order processing and in depositor proxy solicitation calling efforts;

•	Prepare daily vote and sales reports for management, ensuring funds received balance to the reports;

•	Monitor the depositor proxy vote response and, make any needed revisions to the calling/reminder mailing plan;

•	Manage the pro-ration process in the event of subscription and community offering oversubscription;

•	Coordinate with Nasdaq and DTC to ensure a smooth closing and stock trading; and

•	Provide post-offering subscriber assistance.

c. Securities Marketing Services - Stifel uses various sales techniques including direct mail, advertising, community investor meetings, telephone solicitation, and if necessary, assembling a selling group of broker-dealers for a syndicated community offering. The sales approach for your stock offering will be tailored to fit your specific situation, in order to best mange the Offering and attract a stockholder base comprised largely of community-oriented individuals loyal to the Institution.

Our specific marketing services include:

•	If applicable, assist management in developing a list of potential investors who are viewed as priority prospects;

•	The Stifel registered representatives at the Center will seek to manage the sales function and, if applicable, will solicit orders from the eligible prospects described above;

•	Respond to questions related to information in the offering document and in any proxy materials, and answer investment-related questions;

•	If the sales plan calls for community meetings, participate in them. Community meetings can relieve customer anxiety and generate local publicity for the Offering;

•	Continually advise management on sales progress, market conditions and customer/community responsiveness to the Offering;

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In case of a best-efforts syndicated community offering, manage the selling group. Alternatively, manage the underwriters participating in a “stand-by” firm commitment underwritten public offering. In either case, we will prepare broker “fact sheets” and arrange “road shows” for the purpose of stimulating interest in the stock and informing the brokerage community of the particulars of the Offering; and

•	Contact other market makers to maximize after-market support for the stock.

4.	COMPENSATION

For its services hereunder, the Institution will pay to Stifel the following compensation:

a.	A reorganization and proxy vote advisory and administrative services fee of $50,000 in connection with certain services set forth in section 3.a. and 3.b. hereof. In view of the long preparation phase prior to commencement of the Offering, this fee shall be payable as follows: $25,000 upon executing this letter and $25,000 upon the initial filing of the offering document; and

b.	A success fee of one percent (1.00%) of the dollar amount of the Common Stock sold in the Offering, other than those shares sold pursuant to the following sentence. No fee shall be payable pursuant to this subsection in connection with the sale of stock to officers, directors, employees or immediate family of such persons (“Insiders”) the charitable foundation, if any, associated with the Institution; and qualified and non-qualified employee benefit plans of the Institution or the Insiders. “Immediate family” includes spouse, parents, siblings and children who live in the same house as the officer, director, or employee.

c.	For stock sold by a group of selected dealers (including Stifel) pursuant to a syndicated community offering solely managed by Stifel (the “Selling Group”), a fee equal to one percent (1.00%) of the aggregate dollar amount of Common Stock sold in the syndicated community offering, which fee paid to Stifel, along with the fee payable directly by the Institution to the other selected dealers shall not exceed six percent (6.00%) of the aggregate dollar amount of Common Stock so sold. In consultation with Stifel, the Institution will determine which NASD member firms will participate in the Selling Group and the extent of their participation. Stifel will not commence sales of the Common Stock through the Selling Group without the specific prior approval of the Institution.

d.	If, pursuant to a resolicitation of subscribers undertaken by the Institution, Stifel is required to provide significant additional services, the parties shall mutually agree to the dollar amount of any additional compensation due.

If, after adoption of the Plan, (i) the Plan is abandoned or terminated by the Institution; (ii) the Offering is not consummated by December 31, 2008; (iii) Stifel terminates this relationship because there has been a material adverse change in the financial condition or operations of the Institution since June 30, 2007; or (iv) immediately prior to commencement of the Offering, Stifel terminates this relationship because in its opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors, there has been a failure to satisfactorily disclose all relevant information in the offering document or other disclosure documents or market conditions exist which might render the sale of the Common Stock inadvisable; Stifel shall not be entitled to the compensation set forth above, but in addition to reimbursement of its reasonable out-of-pocket expenses as set forth in paragraph 7 below, shall be entitled to payment of $50,000 for its reorganization and depositor proxy vote advisory services.

5.	MARKET MAKING

Stifel agrees to use its best efforts to maintain a market after the Offering and to solicit other broker-dealers to make a market in the Common Stock at the conclusion of the Offering.

6.	DOCUMENTS

The Institution and its counsel will complete, file with the appropriate regulatory authorities and, as appropriate, amend from time to time, the information to be contained in the Institution’s applications to banking and securities regulators and any related exhibits thereto. In this regard, the Institution and its counsel will prepare an offering document and any other necessary disclosure documents relating to the offering of the Common Stock in conformance with applicable rules and regulations. As the Institution’s financial advisor, Stifel will, in conjunction with its counsel, conduct an examination of the relevant documents and records of the Institution and will make such other reasonable investigations as deemed necessary and appropriate under the circumstances. The Institution agrees to make all documents, records and other information deemed necessary by Stifel, or its counsel, available to them upon reasonable notice. Stifel’s counsel will prepare, subject to the approval of Institution’s counsel, the Definitive Agreement. Stifel’s counsel will be selected by Stifel, subject to the approval of the Institution.

7.	EXPENSES AND REIMBURSEMENT

The Institution will bear all of its expenses in connection with the reorganization and the Offering of Common Stock including, but not limited to: appraisal and business plan preparation; the Institution’s attorney fees; NASD filing fees; “blue sky” legal fees and state filing fees; services of the data processing agent, transfer agent, financial and stock certificate printers, auditors and accountants; advertising; postage; “road show” and other syndicated community offering costs; and all costs of operating the Stock Information Center, including hiring temporary personnel, if necessary. In the event Stifel incurs such expenses on behalf of the Institution, the Institution shall reimburse Stifel for such reasonable fees and expenses regardless of whether the reorganization and Offering are successfully completed. Stifel will not incur any single expense of more than $1,000, pursuant to this paragraph without the prior approval of the Institution.

The Institution also agrees to reimburse Stifel for its reasonable out-of-pocket expenses, including legal fees and expenses, incurred by Stifel in connection with the services contemplated hereunder. In the subscription and community offering, Stifel will not incur legal fees (excluding the out-of-pocket expenses of counsel) in excess of $75,000 without the approval of the Institution. Stifel will not incur actual accountable reimbursable out-of-pocket expenses in excess of $20,000 without the consent of the Institution. The parties acknowledge, however, that such cap may be increased by the mutual consent of the Institution and Stifel, including in the event of a material delay in the Offering which would require an update of the financial information in tabular form to reflect a period later than that set forth in the original filing of the offering document. In addition, in the event of a syndicated community offering, the Institution will reimburse all reasonable out-of-pocket expenses incurred in connection with that offering phase. Not later than two days before closing, Stifel will provide the Institution with a detailed accounting of all reimbursable expenses of Stifel and its counsel to be paid at closing.

8.	BLUE SKY

To the extent required by applicable state law, Stifel and the Institution must obtain or confirm exemptions, qualifications or registration of the Common Stock under applicable state securities laws and NASD policies. The cost of such legal work and related state filing fees will be paid by the Institution to the law firm furnishing such legal work. The Institution will instruct the counsel performing such services to prepare a Blue Sky memorandum related to the Offering including Stifel’s participation therein and shall furnish Stifel a copy thereof, regarding which such counsel shall state Stifel may rely.

9.	AVAILABILITY OF “STARS” PROGRAM

As an additional service to the Institution, Stifel will make available for a period of three years following the completion of the Offering, advisory services through the Stifel Strategic Advisory Services (“STARS”) program. The undersigned will serve as the senior relationship manager for this program. If the Institution elects to avail itself of the STARS program, Stifel will meet with the Institution at its request. Stifel also will provide opinions and recommendations, upon request, for the areas covered below:

Valuation Analysis

Merger and Acquisition Planning and Analysis

Merger and Acquisition Trends

Planning, Forecasting & Competitive Strategy

Capital, Asset & Liability Structure & Management

Stock Repurchase Programs

Dividend Policy

Dividend Reinvestment Programs

Market Development and Sponsorship of Bank Securities

Financial Disclosure

Financial Relations

Financial Reports

Branch Sales and Purchases

Stock Benefit Plan Analysis and Advisory

Stockholder & Investor Relations Presentations & Programs

Scanning of Potential Acquisition Candidates

Based on Published Statement Information

(This screening does not extend to any in-depth merger and acquisition analyses or studies, which are available under Stifel’s normal fee schedule, and does not include retention of Stifel by the Institution for any specific merger/acquisition situation.)

If the Institution elects to utilize the STARS program Stifel will waive the regular retainer fee and hourly charges for this program for the three year period. The Institution also will reimburse Stifel’s reasonable out-of-pocket expenses incurred in conjunction with the performance of these services. Such out-of-pocket expenses shall include travel, legal and other miscellaneous expenses. Stifel will not incur any single expense in excess of $1,000 pursuant to this paragraph without the prior approval of the Institution.

10.	INDEMNIFICATION

The Definitive Agreement will provide for indemnification of the type usually found in underwriting agreements as to certain liabilities, including liabilities under the Securities Act of 1933. The Institution also agrees to defend, indemnify and hold harmless Stifel and its officers, directors, employees and agents against all claims, losses, actions, judgments, damages or expenses, including but not limited to reasonable attorney fees, arising solely out of the engagement described herein, except that such indemnification shall not apply to Stifel’s own bad faith, willful misconduct or gross negligence.

11.	CONFIDENTIALITY

To the extent consistent with legal requirements and except as otherwise set forth in the offering document, all information given to Stifel by the Institution, unless publicly available or otherwise available to Stifel without restriction to breach of any confidentiality agreement (“Confidential Information”), will be held by Stifel in confidence and will not be disclosed to anyone other than Stifel’s agents without the Institution’s prior approval or used for any purpose other than those referred to in this engagement letter. Upon the termination of its engagement, Stifel, at the request of the Institution, will promptly deliver to the Institution all materials specifically produced for it and will return to the Institution all Confidential Information provided to Stifel during the course of its engagement hereunder.

12.	NASD MATTERS

Stifel has an obligation to file certain documents and to make certain representations to the National Association of Security Dealers (“NASD”) in connection with the Offering. The Institution agrees to cooperate with Stifel and provide such information as may be necessary for Stifel to comply with all NASD requirements applicable to its participation in the Offering. Stifel is and will remain through completion of the Offering a member in a good standing of the NASD and will comply with all applicable NASD requirements.

13.	OBLIGATIONS

Except as set forth below, this engagement letter is merely a statement of intent. While Stifel and the Institution agree in principle to the contents hereof and propose to proceed promptly and in good faith to work out the arrangements with respect to the Offering, any legal obligations between Stifel and the Institution shall be only: (i) those set forth herein in paragraphs 2, 3 and 4 regarding services and payments; (ii) those set forth in paragraph 7 regarding reimbursement for certain expenses; (iii) those set forth in paragraph 10 regarding indemnification; (iv) those set forth in paragraph 11 regarding confidentiality; and (v) as set forth in a duly negotiated and executed Definitive Agreement.

The obligation of Stifel to enter into the Definitive Agreement shall be subject to there being, in Stifel’s opinion, which shall have been formed in good faith after reasonable determination and consideration of all relevant factors: (i) no material adverse change in the condition or operation of the Institution; (ii) satisfactory disclosure of all relevant information in the disclosure documents and a determination that the sale of stock is reasonable given such disclosures; (iii) no market conditions which might render the sale of the shares by the Institution hereby contemplated inadvisable; and (iv) agreement that the price established by the independent appraiser is reasonable in the then-prevailing market conditions.

14.	INDEPENDENT CONTRACTOR; NO FIDUCIARY DUTY

The Institution acknowledges and agrees that it is a sophisticated business enterprise and that Stifel has been retained pursuant to this engagement letter to act as financial advisor to the Institution solely with respect to the matters set forth herein. In such capacity, Stifel will act as an independent contractor, and any duties of Stifel arising out of this engagement pursuant to this letter shall be contractual in nature and shall be owed solely to the Institution. Each party disclaims any intention to impose any fiduciary duty on the other.

15.	CONSENT TO MULTI-PARTY REPRESENTATION

The Institution acknowledges and agrees that Stifel has disclosed to the Institution that Stifel is also advising Liberty with respect to the potential acquisition of Liberty by the Institution. The Institution also acknowledges and agrees that Stifel has made full and complete disclosure to the Institution of the possibility or existence of any conflict of interest resulting from Stifel serving both as exclusive financial advisor (x) to the Institution in connection with the Offering and (y) to Liberty in connection with the acquisition. The Institution hereby waives any such conflict of interest and consents to Stifel serving in such dual capacity.

16.	GOVERNING LAW

This engagement letter shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts executed and to be wholly performed therein without giving effects to its conflicts of laws principles or rules. Any dispute here under shall be brought in a court in the State of Ohio.

17.	WAIVER OF TRIAL BY JURY

BOTH STIFEL AND THE INSTITUTION WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT.

Please acknowledge your agreement to the foregoing by signing in the place provided below and returning one copy of this letter to our office together with the retainer payment in the amount of $25,000. We look forward to working with you.

STIFEL, NICOLAUS & COMPANY, INCORPORATED

BY:
Charles R. Crowley
Managing Director

Accepted and Agreed to this      day of             , 2007.

CENTURY BANK

BY:
Jeffrey J. Calabrese
President & Chief Executive Officer

EXHIBIT B

ASSISTING BROKERS AGREEMENT

            , 2007

Stifel, Nicolaus & Company, Incorporated

18 Columbia Turnpike

Florham Park, New Jersey 07932

Gentlemen:

(1) General. We understand that Stifel, Nicolaus & Company, Incorporated (“Stifel”) is entering into this Agreement with us and other firms who may be offered the right to purchase as principal a portion of securities being distributed to the public. The terms and conditions of this Agreement shall be applicable to any public offering of securities (“Securities”) pursuant to a registration statement filed under the Securities Act of 1933 (the “Securities Act”) or exempt from registration thereunder (other than a public offering of Securities effected wholly outside the United States of America), wherein Stifel (acting for its own account or for the account of any underwriting or similar group or syndicate) is responsible for managing or otherwise implementing the sale of the Securities to selected dealers (“Selected Dealers”) and has informed us that such terms and conditions shall be applicable. Any such offering of Securities to us as a Selected Dealer is hereinafter called an “Offering.” In the case of any Offering in which you are acting for the account of any underwriting or similar group or syndicate (“Underwriters”), the terms and conditions of this Agreement shall be for the benefit of, and binding upon, such Underwriters, including, in the case of any Offering in which you are acting with others as representatives of Underwriters, such other representatives. The term “preliminary prospectus” means any preliminary prospectus relating to an Offering of Securities or any preliminary prospectus supplement together with a prospectus relating to an Offering of Securities; the term “Prospectus” means the prospectus, together with the final prospectus supplement, if any, relating to an Offering of Securities, filed pursuant to Rule 424(b) or Rule 424(c) under the Securities Act or any successor or similar rules.

This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof and supersedes any prior oral or written agreements or understanding between the parties hereto or their predecessors with respect to the subject matter hereof.

(2) Conditions of Offering, Acceptance and Purchase. Any Offering will be subject to delivery of the Securities and their acceptance by you and any other Underwriters, may be subject to the approval of all legal matters by counsel and the satisfaction of other conditions, and may be made on the basis of reservation of Securities or an allotment against subscription. You will advise us by telegram, telex, facsimile, e-mail, or other form of written communication (“Written Communication”) of the particular method and supplementary terms and conditions (including, without limitation, the information as to prices and offering date referred to in Section 3(c)) of any Offering in which we are invited to participate. To the extent such supplementary terms and conditions are inconsistent with any provision herein, such terms and conditions shall supersede any such provision. Unless otherwise indicated in any such Written

Communication, acceptances and other communications by us with respect to any Offering should be sent to Stifel. You may close the subscription books at any time in your sole discretion without notice, and you reserve the right to reject any acceptance in whole or in part. Payment for Securities purchased by us is to be made at such office as you may designate, at the public offering price, or, if you shall so advise us, at such price less the concession to dealers or at the price set forth or indicated in a Written Communication, on such date as you shall determine, on one day’s prior notice to us, by wire transfer to a Stifel account, against delivery of certificates or other forms evidencing such Securities. If payment is made for Securities purchased by us at the public offering price, the concession to which we shall be entitled will be paid to us upon termination of the provisions of Section 3(c) with respect to such Securities.

Unless we promptly give you written instructions otherwise, if transactions in the Securities may be settled through the facilities of The Depository Trust Company, delivery of Securities purchased by us will be made through such facilities if we are a member, or if we are not a member, settlement may be made through our ordinary correspondent who is a member.

(3) Representations, Warranties, and Agreements.

(a) Registered Offering. In the case of any Offering of Securities that are registered under the Securities Act (“Registered Offering”), you shall provide us with such number of copies of each preliminary prospectus, the Prospectus and any supplement thereto relating to each Registered Offering as we may reasonably request for the purposes contemplated by the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) and the applicable Rules and regulations of the Securities and Exchange Commission thereunder. We represent that we are familiar with Rule 15c2-8 under the Exchange Act relating to the distribution of preliminary and final prospectuses and agree that we will comply therewith. We agree to keep an accurate record of our distribution (including dates, number of copies, and persons to whom sent) of copies of the Prospectus or any preliminary prospectus (or any amendment or supplement to any thereof), and promptly upon request by you, to bring all subsequent changes to the attention of anyone to whom such material shall have been furnished. We agree to furnish to persons who receive a confirmation of sale a copy of the Prospectus filed pursuant to Rule 424(b) or Rule 424(c) under the Securities Act. We agree that in purchasing Securities in a Registered Offering we will rely upon no statements whatsoever, written or oral, other than the statements in the Prospectus delivered to us by you. We will not be authorized by the issuer or other seller of Securities offered pursuant to a Prospectus or by any Underwriter to give any information or to make any representation not contained in the Prospectus in connection with the sale of such Securities. We will not use any free writing prospectus, unless consented to by you or authorized expressly in writing to you by the issuer in the Registered Offering.

(b) Offering Pursuant to Offering Circular. In the case of any Offering of Securities, other than a Registered Offering, which is made pursuant to an offering circular or other document comparable to a prospectus in a Registered Offering, including, without limitation, an Offering of “exempted securities” as defined in Section 3(a)(2) of the Securities Act (an “Exempted Securities Offering”), you shall provide us with such number of copies of each preliminary offering circular, the final offering circular and any supplement thereto relating to each Offering as we may reasonably request. We agree that we will comply with the applicable federal and state laws, and the applicable rules and regulations of any regulatory body promulgated thereunder, governing the use and distribution of offering circulars by brokers or dealers. We agree that in purchasing Securities pursuant to an offering circular we will rely upon no statements whatsoever, written or oral, other than the statements in the final offering circular delivered to us by you. We will not be authorized by the issuer or other seller of Securities offered pursuant to an offering circular or by any Underwriter to give any information or to make any representation not contained in the offering circular in connection with the sale of such Securities.

(c) Offer and Sale to the Public. With respect to any Offering of Securities, you will inform us by a Written Communication of the public offering price, the selling concession, the reallowance (if any) to dealers, and the time when we may commence selling Securities to the public. After such public offering has commenced, you may change the public offering price, the selling concession, and the reallowance to dealers. With respect to each Offering of Securities, until the provisions of this Section 3(c) shall be terminated pursuant to Section 5, we agree to offer Securities to the public only at the public offering price, except that if a reallowance is in effect, a reallowance from the public offering price not in excess of such reallowance may be allowed as consideration for services rendered in distribution to dealers who are actually engaged in the investment banking or securities business, who execute the written agreement prescribed by Rule 2740 of the Rules of Conduct of the Financial Industry Regulatory Authority (the “FINRA”) and who are either members in good standing of the FINRA or foreign brokers or dealers not eligible for membership in the FINRA who represent to us that they will promptly reoffer such Securities at the public offering price and will abide by the conditions with respect to foreign brokers and dealers set forth in Section 3(f) hereof.

(d) Stabilization and Overallotment. You may, with respect to any Offering, be authorized to over-allot in arranging sales to Selected Dealers, to purchase and sell Securities, any other securities of the issuer of the Securities of the same class and series and any other securities of such issuer that you may designate for long or short account, and to stabilize or maintain the market price of the Securities. We agree not to purchase and sell Securities for which an order from a client has not been received without your consent in each instance. We agree to advise you from time to time upon request, prior to the termination of the provisions of Section 3(c) with respect to any Offering, of the amount of Securities purchased by us hereunder remaining unsold and we will, upon your request, sell to you, for the accounts of the Underwriters, such amount of Securities as you may designate, at the public offering price thereof less an amount to be determined by you not in excess of the concession to dealers. In the event that prior to the later of (i) the termination of the provisions of Section 3(c) with respect to any Offering, or (ii) the covering by you of any short position created by you in connection with such Offering for your account or the account of one or more Underwriters, you purchase or contract to purchase for the account of any of the Underwriters, in the open market or otherwise, any Securities theretofore delivered to us, you reserve the right to withhold the above-mentioned concession to dealers on such Securities if sold to us at the public offering price, or if such concession has been allowed to us through our purchase at a net price, we agree to repay such concession upon your demand, plus in each case any taxes on redelivery, commissions, accrued interest, and dividends paid in connection with such purchase or contract to purchase.

(e) Open Market Transactions. We agree to abide by Regulation M under the Exchange Act and we agree not to bid for, purchase, attempt to purchase, or sell, directly or indirectly, any Securities, any other Reference Securities (as defined in Regulation M) of the issuer, or any other securities of such issuer as you may designate, except as brokers pursuant to unsolicited orders and as otherwise provided in this Agreement. If the Securities are common stock or securities convertible into common stock, we agree not to effect, or attempt to induce others to effect, directly or indirectly, any transactions in or relating to any stock of such issuer, except to the extent permitted by Rule 101 of Regulation M under the Exchange Act.

(f) FINRA. We represent that we are actually engaged in the investment banking or securities business and we are either (i) a member in good standing of the FINRA, (ii) if not such a member, a foreign dealer not eligible for membership, or (iii) solely in connection with an Exempted Securities Offering, a bank, as defined in Section 3(a)(6) of the Exchange Act, that does not otherwise fall within provision (i) or (ii) of this sentence (a “Bank”). If we are a member as described in (i), we agree that in making sales of the Securities we will comply with all applicable interpretative materials and Conduct Rules of the FINRA, including, without limitation, Conduct Rules 2740 (relating to Selling Concessions, Discounts and Other Allowances) and 2790 (relating to New Issues). If we are a foreign dealer as described in (ii), we agree not to offer or sell any Securities in the United States of America, its territories or its possessions or to persons who are citizens thereof or residents therein (other than through you), and in making sales of Securities outside the United States of America we agree to comply as though we were a member with Conduct Rules 2730 (relating to Securities Taken in Trade), 2740 (relating to Selling Concessions), 2750 (relating to Transactions with Related Persons) and 2790 (relating to New Issues) as though we were such a member and to comply with Conduct Rule 2420 (relating to Dealing with Non-Members) as it applies to a nonmember broker or dealer in a foreign country. In connection with an Exempted Securities Offering, if we are a Bank, we agree to also comply, as though we were an FINRA member, with the provision of Rules 2730, 2740 and 2750 of the Conduct Rules. We further represent, by our participating in an Offering, that we have provided to you all documents and other information required to be filed with respect to us, any related person or any person associated with us or any such related person pursuant to the supplementary requirements of the FINRA’s interpretation with respect to review of corporate financing as such requirements relate to such Offering.

We further agree that, in connection with any purchase of Securities from you that is not otherwise covered by the terms of this Agreement (whether you are acting as manager, as member of an underwriting syndicate or a selling group or otherwise), if a selling concession, discount or other allowance is granted to us, the preceding paragraph will be applicable.

(g) Relationship among Underwriters and Selected Dealers. You may buy Securities from or sell Securities to any Underwriter or Selected Dealer and, with your consent, the Underwriters (if any) and the Selected Dealers may purchase Securities from and sell Securities to each other at the public offering price less all or any part of the concession. We are not authorized to act as agent for you or any Underwriter or the issuer or other seller of any Securities in offering Securities to the public or otherwise. Nothing contained herein or in any Written Communication from you shall constitute the Selected Dealers partners with you or any Underwriter or with one another. If the Selected Dealers, among themselves or with the Underwriters, should be deemed to constitute a partnership for federal income tax purposes, then we elect to be excluded from the application of Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code of 1986 and agree not to take any position inconsistent with that election.

We authorize you, in your discretion, to execute and file on our behalf such evidence of that election as may be required by the Internal Revenue Service. Neither you nor any Underwriter shall be under any obligation to us except for obligations assumed hereby or in any Written Communication from you in connection with any Offering. In connection with any Offering, we agree to pay our proportionate share of any tax, claim, demand, or liability asserted against us, and the other Selected Dealers or any of them, or against you or the Underwriters, if any, based on any claim that such Selected Dealers or any of them constitute an association, unincorporated business, or other separate entity, including in each case our proportionate share of any expense incurred in defending against any such tax, claim, demand, or liability.

(h) Blue Sky Laws. Upon application to you, you will inform us as to the jurisdictions in which you believe the Securities have been qualified for sale or are exempt under the respective securities or “blue sky” laws of such jurisdictions. We understand and agree that compliance with the securities or “blue sky” laws in each jurisdiction in which we shall offer or sell any of the Securities shall be our sole responsibility and that you assume no responsibility or obligations as to the eligibility of the Securities for sale or our right to sell the Securities in any jurisdiction.

(i) Compliance with Law. We agree that in selling Securities pursuant to any Offering (which agreement shall also be for the benefit of the issuer or other seller of such Securities), we will comply with the applicable provisions of the Securities Act and the Exchange Act, the applicable Rules and regulations of the Securities and Exchange Commission thereunder, the applicable Rules and regulations of the FINRA, the applicable Rules and regulations of any securities exchange having jurisdiction over the Offering, and the applicable laws, rules and regulations specified in Section 3(c) hereof. Without limiting the foregoing, (a) we agree that, at all times since we were invited to participate in an Offering of Securities, we have complied with the provisions of Regulation M applicable to such Offering, in each case after giving effect to any applicable exemptions and (b) we represent that our incurrence of obligations hereunder in connection with any Offering of Securities will not result in the violation by us of Rule 15c3-1 under the Exchange Act, if such requirements are applicable to us. You shall have full authority to take such action as you may deem advisable in respect of all matters pertaining to any Offering. Neither you nor any Underwriter shall be under any liability to us, except for lack of good faith and for obligations expressly assumed by you in this Agreement; provided, however, that nothing in this sentence shall be deemed to relieve you from any liability imposed by the Securities Act.

(j) Best Efforts Offering. If you communicate to us that a particular offering is being made on a best efforts basis, then the terms in this Section 3(j) apply and other inconsistent terms in this Agreement do not apply.

(i) The offering will be a best efforts offering. The offering also will be contingent and involve a closing only after receipt of necessary documentation from the issuer and satisfaction of other conditions, if any, specified in the prospectus or offering circular and the agency or engagement agreement with you and the issuer. The offering is designed to comply with applicable Commission rules, including Rules 15c2-4, 10b-9, and 15c6-1. See FINRA Notice to Members 98-4, 87-61 and 84-7.

(ii) We represent and agree that we shall take necessary steps to comply with Commission Rules 15c2-4, 10b-9 and 15c6-1, including, but not limited to, depositing funds in a complying special account if funds are received before all closing conditions have been met. We also represent that we are aware that those who purchase in this best efforts offering are subject to the investor purchase limitations described in the prospectus or offering circular.

(4) Indemnification. We agree to indemnify and hold harmless Stifel, the issuer of the Securities, each person, if any, who controls (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) Stifel or the issuer of the Securities, and their respective directors, officers and employees from and against any and all losses, liabilities, costs or claims (or actions in respect thereof) (collectively, “Losses”) to which any of them may become subject (including all reasonable costs of investigating, disputing or defending any such claim or action), insofar as such Losses arise out of or are in connection with the breach of any representation, warranty or agreement made by us herein.

If any claim, demand, action or proceeding (including any governmental investigation) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party, the indemnified party shall promptly notify the indemnifying party in writing, and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnified party may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. Such firm shall be designated in writing by the indemnified party. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

The indemnity agreements contained in this Section and the representations and warranties by us in this Agreement shall remain operative and in full force and effect regardless of: (i) any termination of this Agreement, (ii) any investigation made by an indemnified party or on such party’s behalf or any person controlling an indemnified party or by or on behalf of the indemnifying party, its directors or officers or any person controlling the indemnifying party, and (iii) acceptance of and payment for any Securities.

(5) Termination; Supplements and Amendments. This Agreement may be terminated by either party hereto upon five business days’ written notice to the other party; provided that with respect to any Offering for which a Written Communication was sent and accepted prior to such notice, this Agreement as it applies to such Offering shall remain in full force and effect and shall terminate with respect to such Offering in accordance with the last sentence of this Section. This Agreement may be supplemented or amended by you by written notice thereof to us, and any such supplement or amendment to this Agreement shall be effective with respect to any Offering to which this Agreement applies after the date of such supplement or amendment. Each reference to “this Agreement” herein shall, as appropriate, be to this Agreement as so amended and supplemented. The terms and conditions set forth in Sections 3(c) and (e) with regard to any offering will terminate at the close of business on the thirtieth day after the date of the initial public offering of the Securities to which such Offering relates, but such terms and conditions, upon notice to us, may be terminated by you at any time.

(6) Successors and Assigns. This Agreement shall be binding on, and inure to the benefit of, the parties hereto and other persons specified or indicated in Section 1, and the respective successors and assigns of each of them.

(7) Governing Law. This Agreement and the terms and conditions set forth herein with respect to any Offering together with such supplementary terms and conditions with respect to such Offering as may be contained in any Written Communication from you to us in connection therewith shall be governed by, and construed in accordance with, the laws of the State of Missouri without regard to conflicts of laws principles.

[SIGNATURE PAGE FOLLOWS]

By signing this Agreement we confirm that our subscription to, or our acceptance of any reservation of, any Securities pursuant to an Offering shall constitute (i) acceptance of and agreement to the terms and conditions of this Agreement (as supplemented and amended pursuant to Section 5) together with and subject to any supplementary terms and conditions contained in any Written Communication from you in connection with such Offering, all of which shall constitute a binding agreement between us and you, individually, or as representative of any Underwriters, (ii) in confirmation that our representations and warranties set forth in Section 3 are true and correct at that time and (iii) confirmation that our agreements set forth in Sections 2 and 3 have been and will be fully performed by us to the extent and at the times required thereby.

Very truly yours,

(Name of Firm)

By:

Confirmed, as of the date

first above written.

STIFEL, NICOLAUS & COMPANY, INCORPORATED

By:

Execution Date:

EXHIBIT C

FORM OF OPINION OF SILVER, FREEDMAN & TAFF, L.L.P.

Exhibit C to Agency Agreement

The written opinion, dated as of the Closing Time, of Silver, Freedman & Taff, LLP, to the effect that:

(i) The Company is a corporation that is duly organized, validly existing and in good standing under the laws of the State of Maryland, with corporate power and authority to own its properties and to conduct its business as described in the Prospectus, and is duly qualified to transact business and is in good standing in Maryland and each jurisdiction in which the conduct of its business requires such qualification and in which the failure to qualify would have a material adverse effect on the financial condition, results of operation, capital, properties, business affairs or prospects of the Century Parties.

(ii) The Bank is savings bank that is duly organized, validly existing and in good standing under the laws of the United States, with full power and authority to own its properties and to conduct its business as described in the Prospectus and to enter into this Agreement and perform its obligations hereunder; the activities of the Bank as described in the Prospectus are permitted by the rules, regulations and practices of the FDIC.

(iii) The activities of the Bank described in the Prospectus are permitted under federal law to a federally chartered savings bank. To such counsel’s knowledge, each of the Company and the Bank has obtained all licenses, permits, and other governmental authorizations that are material for the conduct of its business, all such licenses, permits and other governmental authorizations are in full force and effect, and the Company and the Bank are complying therewith in all material respects.

(iv) The Bank is a member of the FHLB of Cincinnati and the Bank is an insured depository institution under the provisions of the Federal Deposit Insurance Act, as amended, and to such counsel’s knowledge no proceedings for the termination or revocation of such insurance are pending or threatened.

(v) The authorized capital stock of the Bank consists of                      (                    ) shares of common stock, par value $             per share, and when issued pursuant to the Plan, such shares will be owned beneficially and of record solely by the Company free and clear of any security interest, mortgage, pledge, lien or encumbrance. All of the shares of the Bank, when issued to the Company, will have been duly authorized, validly issued and fully paid and nonassessable and will be exempt from registration under the Securities Act.

(vi) Each of the Century Subsidiaries is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, and each of the Century Subsidiaries and is duly authorized to conduct its business as described in the Prospectus. The activities of each Century Subsidiary as described in the Registration Statement and Prospectus are permitted to subsidiaries of a federally chartered savings bank by the rules, regulations and practices of the OTS and the FDIC and all of the issued and outstanding capital stock of each Century Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and, except as disclosed in the Prospectus, is owned by the Bank free and clear of any security interest, mortgage, pledge, lien, or encumbrance.

(vii) Upon consummation of the Offering, (a) the authorized, issued and outstanding capital stock of the Company will be within the range set forth in the Prospectus under the caption “Capitalization,” and no shares of Common Stock have been or will be issued and outstanding prior to the Closing Time; (b) the shares of Common Stock of the Company to be issued in the Offering and the Foundation Shares and Merger Shares will have been duly and validly authorized for issuance and sale; (c) the shares of Common Stock of the Company to be issued in the Offering and the Foundation Shares, when issued and delivered by the Company pursuant to the Plan against payment of the consideration (or contributed to the Foundation pursuant to the Plan in the case of the Foundation Shares) calculated as set forth in the Plan, will be fully paid and nonassessable; (d) the Merger Shares, when issued and delivered by the Company pursuant to the Merger Agreement against payment of the consideration calculated as set forth in the Merger Agreement, will be validly issued, fully paid and nonassessable; and (e) the issuance of the shares of Common Stock in the Offering and the Foundation Shares and the Merger Shares is not subject to preemptive rights under the charter, articles of incorporation or bylaws of any of the Century Parties, or arising or outstanding by operation of law or, to the knowledge of such counsel, under any contract, indenture, agreement, instrument or other document, except for the subscription rights under the Plan.

(viii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the establishment of the Foundation and the contribution of the Foundation Shares and cash to the Foundation, have been duly authorized by all necessary corporate action on the part of the Century Parties; and this Agreement constitutes a valid, legal and binding obligation of each of the Century Parties, enforceable in accordance with its terms, except to the extent that the provisions of Sections 11 and 12 hereof may be unenforceable as against public policy, and except to the extent that such enforceability may be limited by bankruptcy laws, insolvency laws, or other laws affecting the enforcement of creditors’ rights generally, or the rights of creditors of savings institutions insured by the FDIC (including the laws relating to the rights of the contracting parties to equitable remedies).

(ix) The Plan has been duly adopted by the Board of Directors of the Bank and the Company and approved by the Bank’s members in the manner required by the Conversion Regulations.

(x) To such counsel’s knowledge, the Conversion and the Offering were effected in all material respects in accordance with the Plan and all applicable laws, including statutes, regulations, decisions and orders (except that this opinion need not address state securities or “blue sky” laws and regulations); and, to such counsel’s knowledge, all terms, conditions, requirements and provisions with respect to the Conversion and the Offering imposed by the Commission, the FDIC, the OTS or any other governmental agency, if any, were complied with by the Century Parties in all material respects or appropriate waivers were obtained and all notices and waiting periods were satisfied, waived or elapsed.

(xi) The Conversion Application and the Holding Company Application have been approved by the OTS and the Prospectus and the Proxy Statement have been authorized for use by the OTS; to such counsel’s knowledge, no action has been taken or is pending or threatened to revoke any such approval or authorization; and subject to the satisfaction of any conditions set forth in such OTS approvals and clearance under applicable state securities laws, no further approval, registration, authorization, consent or other order of any federal or state regulatory agency, public board or body is required in connection with the execution and delivery of this Agreement, the offer, sale and issuance of the Shares and the consummation of the Offering.

(xii) The Registration Statement has become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement has been issued, and, to such counsel’s knowledge, no proceedings for that purpose have been instituted or threatened.

(xiii) The purchase by the Company of all of the issued and outstanding capital stock of the Bank has been authorized by the OTS, and to such counsel’s knowledge, no action has been taken or is pending or threatened to revoke any such authorization or approval.

(xiv) The material tax consequences of the Offering are set forth in the Prospectus under the caption [“The Conversion and Stock Offering—Material Income Tax Consequences.”] The information in the Prospectus under the caption [“The Conversion and Stock Offering—Material Income Tax Consequences”] has been reviewed by such counsel and fairly describes such opinion rendered by such counsel to the Century Parties with respect to such matters.

(xv) The terms and provisions of the shares of Common Stock conform to the description thereof contained in the Registration Statement and the Prospectus, and the form of certificates proposed to be used to evidence the shares of Common Stock are in due and proper form.

(xvi) At the time the OTS approved the Conversion Application and as of the Closing Time, the Conversion Application (as amended or supplemented), including the Prospectus and Proxy Statement/Prospectus contained therein, complied only as to form in all material respects with all applicable laws, rules and regulations and decisions and orders of the OTS, except as modified or waived by the OTS (other than the financial statements, notes to financial statements, financial tables and other financial and statistical data included therein and the appraisal valuation as to which counsel need express no opinion). To such counsel’s knowledge, no person has sought to obtain regulatory or judicial review of the final action of the OTS approving the Conversion Application.

(xvii) At the time the Holding Company Application was approved and as of the Closing Time, the Holding Company Application (as amended or supplemented) including the Prospectus and Proxy Statement/Prospectus contained therein, complied only as to form in all material respects with all applicable laws, rules and regulations and decisions and orders of the OTS, except as modified or waived by the OTS (other than the financial statements, notes to financial statements, financial tables and other financial and statistical data included therein and the appraisal valuation as to which counsel need express no opinion). To such counsel’s knowledge, no person has sought to obtain regulatory or judicial review of the final action of the OTS approving the Holding Company Application.

(xviii) At the time the BMA Application was approved and as of the Closing Time, the BMA Application (as amended or supplemented) complied only as to form in all material respects with the requirements of the applicable laws, rules and regulations and decisions and orders of the OTS, except as modified or waived by the OTS. To such counsel’s knowledge, no person has sought to obtain regulatory or judicial review of the final action of the OTS approving the BMA Application.

(xix) At the time that the Registration Statement became effective and as of the Closing Time, the Registration Statement, including the Prospectus contained therein (as amended or supplemented) (other than the financial statements, notes to financial statements, financial tables or other financial and statistical data included therein or omitted therefrom and the appraisal valuation as to which counsel need express no opinion), complied as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder.

(xx) To such counsel’s knowledge, there are no legal or governmental proceedings pending, or threatened (i) asserting the invalidity of this Agreement or (ii) seeking to prevent the Conversion, the Offering or the Merger.

(xxi) The information in the Prospectus under the captions [“Summary—The Offering Will Not be Taxable to Persons Receiving Subscription Rights,” “Summary—Century Bancorp’s Dividend Policy,” “Our Dividend Policy,” “Regulation and Supervision,” “Federal and State Taxation,” “The Acquisition of Liberty,” “Restrictions on the Acquisition of Century Bancorp and Century Bank,” “Description of Century Bancorp Capital Stock,” and “The Conversion and Stock Offering,”] to the extent that such information constitutes matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, has been reviewed by such counsel and is accurate in all material respects (except as to the financial statements and other financial data included therein, as to which such counsel need express no opinion).

(xxii) None of the Century Parties are required to be registered as an “investment company” as such term is defined in the Investment Company Act of 1940.

(xxiii) None of the Century Parties or Liberty is currently in violation of its charter, its articles of incorporation, its articles of association or its bylaws or, to such counsel’s knowledge, any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument filed as an exhibit to, or incorporated by reference in, the Registration Statement, which violation would have a Material Adverse Effect on the Century Parties considered as one enterprise or Liberty considered as one enterprise. In addition, the execution and delivery of and performance under this Agreement by the Century Parties, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein will not result in any material violation of the provisions of the charter, the articles of incorporation or the bylaws of any of the Century Parties or any material violation of any applicable law, act, regulation, or to such counsel’s knowledge, order or court order, writ, injunction or decree.

(xxiv) To such counsel’s knowledge, the Company and the Bank have conducted the Offering and the establishment and funding of the Foundation in accordance with the applicable regulations of the OTS, the Plan and the letters dated             , 2008 and             , 2008 approving the Reorganization Applications (which letters are the only such letters received by the Company and the Bank relating to the approval of the Reorganization Applications), and have satisfied all conditions precedent to the issuance of the Shares, Foundation Shares and Merger Shares imposed upon them by the OTS.

(xxv) The Plan and the establishment and funding of the Foundation have been duly authorized by all necessary corporate action by the Company and the Bank.

(xxvi) The Foundation has been duly incorporated and is validly existing as a non-stock corporation in good standing under the laws of the State of Delaware with the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus; the Foundation qualifies as a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code and will not be a savings and loan holding company within the meaning of the Home Owners’ Loan Act as a result of the issuance of the Foundation Shares to it; no approvals are required to establish the Foundation and to contribute the Foundation Shares thereto other than those set forth in the approval of the Conversion Application, copies of which were provided to the Agent prior to the Closing Time; and the issuance of the Foundation Shares to the Foundation has been registered under the Securities Act pursuant to the Registration Statement.

(xxvii) The Company and the Bank have the power and authority to consummate the transactions contemplated by the Merger Agreement.

(xxviii) The Merger Agreement has been duly authorized and approved by the Board of Directors of each of the Company and the Bank, and the Merger Agreement and the transactions contemplated thereby have been approved by the requisite vote of the Company and the Bank’s shareholders or members, as applicable, and duly authorized, executed and delivered by the Company and the Bank, and the Merger Agreement constitutes the valid and binding obligation of the Company and the Bank, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

(xxix) All acts, required to be taken by or on the part of the Company and the Bank and the necessary approvals, consents, authorizations or notification required to be taken to consummate the transactions contemplated by the Merger Agreement, have been properly taken or obtained; neither the execution and delivery of the Merger Agreement nor the consummation of the transactions contemplated thereby, with or without the giving of notice or the lapse of time, or both, will (i) violate any provision of the charter, articles of incorporation or bylaws of the Company and the Bank; or (ii) to the actual knowledge of such counsel, violate, conflict with, result in the material breach or termination of, constitute a material default under, accelerate the performance required by, or result in the creation of any material lien, charge or encumbrance upon any of the properties or assets of the Company and the Bank pursuant to any indenture, mortgage, deed of trust, or other agreement or instrument to which the Company and the Bank are a party or by which it or any of their properties or assets may be bound, or violate any statute, rule or regulation applicable to the Company and the Bank, which would have a Material Adverse Effect (as defined in Article I of the Merger Agreement) on the Company and the Bank; no consent, approval, authorization, order, registration or qualification of or with any court, regulatory authority or other governmental body, is required for the consummation by the Company and the Bank of the transactions contemplated by the Merger Agreement, other than those that have been obtained.

(xxx) To such counsel’s actual knowledge, there are no actions, suits, proceedings or investigations of any nature pending or threatened that challenge the validity or legality of the transactions contemplated by the Merger Agreement which seek or threaten to restrain, enjoin or prohibit or to obtain substantial damages in connection with the consummation of such transactions.

(xxxi) To such counsel’s actual knowledge, there is no legal impediment to the continued operation by the Company and the Bank of the properties and business of Liberty in the ordinary course after the consummation of the transactions contemplated by the Merger Agreement.

(xxxii) All conditions set forth in the Merger Agreement that relate to the Company and the Bank have been satisfied, all statutory waiting periods with respect to all regulatory and governmental approvals of the Merger received by the Company and the Bank have expired and, to such counsel’s actual knowledge, there are no facts or circumstances which would legally preclude the Company and the Bank from consummating the Merger pursuant to the Merger Agreement.

The opinion may be limited to matters governed by the laws of the United States and the States of Ohio and Maryland. In rendering such opinion regarding Maryland law, such counsel may rely on local counsel reasonably acceptable to Agent and its counsel. In addition, in rendering such opinion, such counsel may rely (A) as to matters involving the application of laws of any jurisdiction other than the United States, to the extent such counsel deems proper and specified in such opinion, upon the opinion of other counsel of good standing, as long as such other opinion indicates that Agent may rely on the opinion, and (B) as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of the Century Parties and public officials, provided copies of any such opinion(s) or certificates of public officials are delivered to Agent together with the opinion to be rendered hereunder by special counsel to the Century Parties. The opinion of such counsel for the Century Parties shall state that it has no reason to believe that Agent is not justified in relying thereon.

EXHIBIT D

FORM OF OPINION OF HAHN LOESER & PARKS LLP

Exhibit D to Agency Agreement

The favorable opinion, dated as of the Closing Time, Hahn Loeser & Parks LLP, counsel for Liberty, to the effect that:

(i) Liberty Bank, N.A. (“Liberty”) is a national banking association duly organized and in the existence under the laws of the United States.

(ii) Liberty has the power and authority to carry on its business as described in the Prospectus and the Proxy Statement/Prospectus and to consummate the transactions contemplated by the Merger Agreement.

(iii) The Merger Agreement has been duly authorized and approved by the Board of Directors of Liberty, and the Merger Agreement and the transactions contemplated thereby have been approved by the requisite vote of Liberty’s shareholders and duly authorized, executed and delivered by Liberty, and the Merger Agreement constitutes the valid and binding obligation of Liberty, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

(iv) All acts, required to be taken by or on the part of Liberty, including the approval of the Merger Agreement by the shareholders of Liberty, and the necessary approvals, consents, authorizations or notification required to be taken to consummate the transactions contemplated by the Merger Agreement, have been properly taken or obtained; neither the execution and delivery of the Merger Agreement nor the consummation of the transactions contemplated thereby, with or without the giving of notice or the lapse of time, or both, will (i) violate any provision of the articles of incorporation or bylaws of Liberty; or (ii) to the knowledge of such counsel, except as specifically contemplated by the Merger Agreement, violate, conflict with, result in the material breach or termination of, constitute a material default under, accelerate the performance required by, or result in the creation of any material lien, charge or encumbrance upon any of the properties or assets of Liberty pursuant to any indenture, mortgage, deed of trust, or other agreement or instrument to which Liberty is a party or by which it or any of its properties or assets may be bound, or violate any statute, rule or regulation applicable to Liberty, which would have a Material Adverse Effect (as defined in Article I of the Merger Agreement) on Liberty; no consent, approval, authorization, order, registration or qualification of or with any court, regulatory authority or other governmental body, is required for the consummation by Liberty of the transactions contemplated by the Merger Agreement other than those that have been obtained.

(v) To such counsel’s knowledge, there are no actions, suits, proceedings or investigations of any nature pending or threatened that challenge the validity or legality of the transactions contemplated by the Merger Agreement which seek or threaten to restrain, enjoin or prohibit or to obtain substantial damages in connection with the consummation of such transactions.

D-1

(vi) To such counsel’s knowledge, there is no legal impediment to the continued operation of the properties and business of Liberty in the ordinary course after the consummation of the transactions contemplated by the Merger Agreement.

(vii) All conditions set forth in Sections          and          of the Merger Agreement that relate to Liberty have been satisfied, all statutory waiting periods with respect to all regulatory and governmental approvals of the Merger received by Liberty have expired and, to such counsel’s knowledge, there are no facts or circumstances which would legally preclude Liberty from immediately consummating the Merger pursuant to the Merger Agreement.

D-2